                                                                   Exhibit 10.16


              ---------------------------------------------------------






                         LIMITED LIABILITY COMPANY AGREEMENT
                                    OF KN ONE, LLC






              ---------------------------------------------------------

                        LIMITED LIABILITY COMPANY AGREEMENT OF
                                     KN ONE, LLC

          THIS LIMITED LIABILITY COMPANY AGREEMENT ("AGREEMENT") is made and entered into as of the 26th day of February, 1998 (the "Effective Date"), by and between KREG-OC, L.P., a California limited partnership ("KOLL"), and KN STAR CORP. ("NorthStar").


                                  R E C I T A L S :

          WHEREAS, Koll and NorthStar intend to form KN One, LLC, as a limited liability company (the "COMPANY"), pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 ET. SEQ., as the same may be amended from time to time (the "ACT"); and

          WHEREAS, the parties deem a limited liability company agreement to be necessary and advisable and that this Agreement shall set forth the sole and only rights of the "Members", as members of the Company, and shall govern the conduct of business and the affairs of the Company from and after the Effective Date.


                                 A G R E E M E N T :

          NOW, THEREFORE, the parties hereby agree as follows:


                           FORMATION AND PURPOSE OF COMPANY

     1.1 FORMATION OF COMPANY. The Company shall be operated as a limited liability company under the Act. The rights and obligations of the "Members" (as defined below) in connection with the operation of the Company as herein provided shall be conducted and construed in accordance with the Act. If there is a conflict between the provisions of this Agreement and the Act, the provisions of the Act shall control (it being understood that if the Act provides for a particular rule but allows the members of a limited liability company to provide to the contrary in their limited liability company, and if the parties hereto have so provided hereunder, then such provisions shall not be deemed to constitute a conflict for purposes of the foregoing). The Members shall execute and deliver and "Managing Member" (as defined below) shall file an amendment to the Certificate of Formation of the Company and any assumed or fictitious or business name statement or certificate or any similar document required by the Act or applicable law to be filed in connection with the formation and operation of the Company, and Managing Member shall perform such other actions as are required under the Act and applicable law in order to qualify the Company to conduct the business contemplated by this Agreement (including any required publication). The Members further agree to acknowledge, file, record, and publish as necessary, such amendments to the foregoing as may be required by this Agreement, the Act or applicable law, and such other documents as may be appropriate to comply with such requirements for the formation, preservation, or operation of the Company. Upon termination of the Company, Managing Member shall promptly execute and cause to be filed all filings required under the Act and other applicable laws. Managing Member shall promptly deliver to the Members copies of all filings made on behalf of the Company in accordance with this Section.

          1.2 NAME. The Company's business shall be conducted solely under the name of "KN One, LLC" or any fictitious name upon which the Members may agree and for which the appropriate certificate of fictitious name shall be filed with the appropriate government agency.

          1.3 TERMINATION. The Company shall be terminated on December 31, 2047, inclusive, unless sooner terminated as hereinafter provided. As used herein, "COMPANY YEAR" means (a) that portion of the current calendar year (i.e., the calendar year in which the date hereof occurs) which occurs on or after the date hereof and prior to the termination of the Company in accordance with this Agreement, (b) each full calendar year on or after the date hereof and prior to the termination of the Company in accordance with this Agreement, and
(c) that portion of the calendar year in which the Company terminates in accordance with this Agreement that is on or after the date hereof and prior to such termination.

          1.4 CHARACTER OF BUSINESS. The Company may engage in any lawful purpose expressly approved in writing by the Members, except for banking or insurance. The principal purpose of the Company shall be to acquire that certain unimproved real property located at the southeast corner of Main Street and MacArthur Boulevard, Irvine, California, consisting of approximately five and 52/100 (5.52) acres of unimproved land legally described on EXHIBIT "A" attached hereto (the "PROPERTY"), (ii) develop and construct a Class-A, eight
(8) story office building consisting of approximately one hundred seventy-eight thousand (178,000) square feet of gross area and all related on-site and off-site improvements located thereon, or if zoning entitlement approval for same is not granted, such other structures as are in accordance with applicable zoning entitlement approval and is approved in writing by both of the Members (the "IMPROVEMENTS"), (iii) operate, maintain, lease, market and otherwise realize the economic benefit from the Property and the Improvements (collectively, the "Project"), and to engage in all activities related thereto.

          1.5 NAMES AND ADDRESSES OF MEMBERS. The names and addresses of the Members are as follows:

Koll                                    NorthStar
----                                    ---------

KREG-OC, L.P.                           KN Star Corp.
c/o KREG Operating Co., Inc.            c/o NorthStar Capital Partners, LLC
4343 Von Karman Avenue                  527 Madison Avenue
Newport Beach, California  92660        New York, New York  10022
Attention:  Mr. James C. Watson         Attention:  Mr. David Hamamoto

          1.6 REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE. The registered office and registered agent for service of process of the Company shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or such other place as the Members may from time to time designate. The principal place of business of the Company will be 4343 Von Karman, Newport Beach, California 92260. The Company may maintain other offices at such other locations as the Members shall determine from time to time. Managing Member shall cause to be promptly delivered to the other Members a copy of any notice, complaint or other material received by such agent on behalf of the Company.

          1.7 CERTAIN DEFINITIONS. As used herein, the following terms have the following meanings:

          "ACCOUNTS" means the "Operating Account" and the "Money Market Account", each as defined in Section 5.10.

          "AFFILIATE" of a person or entity (or words of similar import, whether or not capitalized) includes (1) any officer, director, trustee, shareholder, member, partner or spouse or lineal descendant of the person or entity in question; (2) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with the person or entity in question or any Affiliate of the person or entity in question (whether directly or indirectly through one or more intermediaries); and (3) any officer, director, trustee, shareholder, member or partner of any person or entity described in (2) above. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities or by contract or otherwise.

          "APPLICABLE RATE" means the lesser of (1) five percent (5%) in excess of the prime rate as announced from time to time by Bank of America, N.T.S.A., or its successor from time to time; and (2) the maximum interest that may be charged under any applicable usury law.

          "BANKRUPTCY/DISSOLUTION EVENT" with respect to a person or entity, means the commencement or occurrence of any of the following with respect to such person or entity: (1) a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (2) the appointment of (or a proceeding to appoint) a trustee or receiver of any property interest; (3) an attachment, execution or other judicial seizure of (or a proceeding to attach, execute or seize) a substantial property interest; (4) an assignment for the benefit of creditors; (5) the taking of, failure to take, or submission to any action indicating (after reasonable investigation) an inability to meet its financial obligations as they accrue; or (6) a dissolution or liquidation; provided, however, that the events described in clauses (1), (2) or (3) shall not be included if the same are (a) involuntary and not at any time consented to, (b) contested within 30 days of commencement and thereafter diligently and continuously contested, and (c) dismissed or set aside, as the case may be, within 90 days of commencement.

          "BUSINESS AGREEMENT" shall mean any lease, rental agreement, loan agreement, mortgage, easement, covenant, restriction or other agreement or instrument at any time or times affecting all or a portion of any of the "Company Property" (as defined below).

          "BUSINESS PLAN" means the business plan for the Company which is approved by NorthStar and adopted by the Company, as the same may be amended from time to time with the approval of NorthStar (and Koll, so long as Koll is the Managing Member) in accordance with this Agreement. Neither the Business Plan nor any component thereof (including, as applicable, the "Pre-Development Budget", "Development Budget", "Operating Budget", "Leasing Plan", as such terms are hereinafter defined, or any other budgets or plans attached thereto) shall be deemed to include any matter that has not been approved in writing by NorthStar. The parties hereto agree on the date hereof no Business Plan (or any component thereof) has been approved by the Members.

          "CLAIM" means any obligation, liability, claim (including any claim for damage to property or injury to or death of any persons), lien or encumbrance, loss, damage, cost or expense (including any judgment, award, settlement, reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim including appellate proceedings, and any collection costs or enforcement costs).

          "COLLATERAL AGREEMENT" means any agreement, instrument, document or covenant made or entered into under, pursuant to, or in connection or concurrently with this Agreement, and any certifications made in connection therewith or amendment or amendments made at any time or times heretofore or hereafter to any of the same.

          "COMPANY" means the limited liability company governed by this Agreement.

          "COMPANY PERCENTAGES" means the following respective percentages for each of the Members:

Member                             Company Percentage
------                             ------------------

Koll                               40%
NorthStar                          60%

          "COMPANY PROPERTY" means all property, of whatever kind or nature, owned by the Company from time to time, including the Project.

          "CONTRIBUTION ACCOUNT" shall mean with respect to each Member, the sum of its capital contributions, which shall be the amount of money and/or the agreed upon fair market value (as determined by the Members) of any property contributed by such Member to the capital of the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) pursuant to Section 3.1B and 3.2 (on or following the date hereof), and DECREASED by the amount of money distributed by the Company to each Member pursuant to Sections 4.2B and 4.3B and
D. and the agreed upon fair market value (as determined by the Members) of any property distributed to each Member by the Company (net of liabilities secured by such distributed property that each Member is considered to assume or take subject to under Section 752 of the Code) pursuant to Sections 4.2B and 4.3B and D.

          "CURE PERIOD" means (1) five (5) days after receipt of written notice from a Member to a defaulting Member or Affiliate specifying the nature of a default or breach under this Agreement or any Collateral Agreement, in connection with a monetary default that is not a "Noncurable Default" (as defined below); (2) thirty (30) days after receipt of written notice from a Member to a defaulting Member or Affiliate specifying the nature of a default or breach under this Agreement or any Collateral Agreement, in connection with a non-monetary default that is not a Noncurable Default (provided, however, that if such non-monetary default cannot reasonably be cured within such 30 day period, and such defaulting Member or Affiliate, as applicable, promptly commences (or causes to be commenced) the cure of such default and diligently pursues such cure to completion, then such 30 day period shall be extended to the extent reasonably necessary, but in no event after the date that is 90 days after receipt of such written notice); and (3) no period at all for a Noncurable Default. A "Noncurable Default" means any of the following: (a) a material breach of a representation or warranty, (b) a breach of Section 8.1 or any other restriction upon transfer or hypothecation, (c) an intentional breach, (d) a breach of fiduciary duty or a breach constituting fraud, bad faith or willful misconduct, (e) a breach of an obligation if there have been two prior breaches of such obligation or a similar obligation within the immediately preceding one year period (e.g., a failure to timely deliver information if there have been at least two failures to timely deliver the same or different information within the immediately preceding one year period), or (f) taking action on behalf of the Company that is beyond the scope of authority established by this Agreement.

          "DEVELOPMENT BUDGET" means the budget for development and marketing of the Project which is approved by NorthStar and adopted by the Company, as the same may be amended from time to time pursuant to the written approval of NorthStar in accordance with this Agreement.

          "DEVELOPMENT ELECTION" has the meaning set forth in Section 5.2A.

          "DEVELOPMENT PREFERRED RETURN" shall mean an amount calculated like interest and accrued on the balance standing from time to time in a Member's Contribution Account at the rate of fourteen and one-half percent (14.5%) per annum, compounded quarterly. For financial and income tax reporting purposes, neither accrual nor payment of the Development Preferred Return shall be an expense of the Company nor be treated as a guaranteed payment under Code Section 707(c).

          "DISTRIBUTABLE OPERATING CASH" means, for the applicable period, the amount by which (1) the gross cash revenues and funds received from Company operations during such period, excluding any "Net Sale Proceeds" and "Net Financing Proceeds" (each defined below) received during such period; exceed (2) the sum of (a) cash expenditures made by the Company or which the Company is obligated to make for or during such period in connection with the Company's operations or generally in connection with the Company Property, including business taxes and real and personal property taxes and assessments, insurance premiums, leasing commissions and fees, tenant improvements and other capital costs, the Development Fee and the Lease Override Fee (if applicable), payable to Koll, leasing fees payable to Leasing Agent under the "Leasing Agreement" (as hereinafter defined), management fees payable to "Property Manager" (as hereinafter defined) under the "Property Management Agreement" (as hereinafter defined), and other operating costs (except to the extent paid from the "Working Capital Reserve", as defined below, or other reserves established by Managing Member with the approval of NorthStar), (b) all installments and payments of principal and interest and other sums and amounts paid or payable for or during such period on or in connection with any secured or unsecured indebtedness of the Company (including required debt service and other payments required of the Company in connection with any financing obtained by the Company with respect to the Company Property), and (c) the establishment or additions to the Working Capital Reserve and such other reserves as may be established by Managing Member with the approval of NorthStar. If the amount described in clause (2) above for the applicable period exceeds the amount described in clause (1) for such period, then such excess shall be referred to herein as the "Negative Cash Flow" for such period. For purposes of calculating Negative Cash Flow only, capital contributions and loans from Members shall not be considered as gross cash revenues and funds received by Company. Nothing contained in this paragraph will limit Managing Member's obligations under this Agreement or Leasing Agent's obligations under the Leasing Agreement, including their obligation to comply with the Operating Budget, the Development Budget and the Leasing Plan.

          "GOVERNMENTAL AUTHORITY" means any governmental, quasi-governmental, regulatory, administrative or judicial agency, body or entity, including, without limitation, any City of Irvine or County of Orange, California zoning, planning or land use commission.

          "IMPROVEMENTS" is defined in Section 1.4.

          "INTERNAL RATE OF RETURN" means the annual rate, compounded quarterly, at which the present value of all distributions, from all sources, to a Member (discounted at such rate from the dates such distributions are actually received by such Member), is equal to the present value of all the capital contribu-tions made by such Member to the Company (discounted at such rate from the dates such capital contributions are actually made by such Member).

          "KN OWNERSHIP FORM LLC AGREEMENT" means a form of limited liability company (or limited partnership) agreement, agreed to by Donald Koll and NorthStar Capital Partners LLC in connection with the KREG Transaction, as the form joint venture agreement for any future development projects whereby KREG (or its successor-in-interest) and NorthStar, or an Affiliate of NorthStar or NorthStar Sister Corp. are the joint venture partners.

          "KREG" means KREG Operating Co., a Delaware corporation, the 50% general partner of Koll.

          "KREG TRANSACTION" means a transaction pursuant to which an Affiliate of NorthStar and Donald Koll (or an entity majority owned by Donald Koll) purchase KREG (or substantially all of its assets) from Koll Real Estate Group, Inc., for a price and on such terms as are mutually agreed to by such parties.

          "LAWS" means all procedural and substantive federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders and other governmental requirements (including those relating to the environment, health and safety, or handicapped persons), applicable to all or any portion of the Company Property, or the ownership, use, operation, maintenance, sale, lease or other disposition thereof, including all permits, licenses, approvals, entitlements and other governmental authorizations applicable to the ownership, construction, use, operation or maintenance of all or any portion of the Company Property, including any development agreement, indemnity, surety or performance bond or other similar assurances to governmental agencies in connection with the obtaining of entitlements and other governmental approvals for the Company Property or the Project (as hereinafter defined).

          "LEASING AGENT" means such leasing agent as is mutually agreed upon by the Members.

          "LEASING AGREEMENT" means that certain agreement to be entered into by and between Company, as owner, and Leasing Agent, as leasing agent, in a form to be approved by Koll and NorthStar.

          "LEASING PLAN" means the leasing plan for the Project which shall be mutually agreed upon by the Members and adopted by the Company pursuant to the terms of this Agreement and upon such approval and such adoption shall be attached to the Business Plan, as the same may be amended from time to time with the approval of NorthStar.

          "LIMITED LIABILITY COMPANY AGREEMENT" or this "Agreement" means this Agreement, as amended, modified or supplemented from time to time.

          "MANAGING MEMBER" means Koll, subject to Section 7.2.

          "MEMBER" means either Koll or NorthStar. "Members" means Koll and NorthStar, collectively.

          "NET FINANCING PROCEEDS" and "NET SALE PROCEEDS" mean, respectively, the net proceeds from (1) any financing or refinancing of the Company Property or any part thereof, and (2) any sale, disposition, taking or loss (including the proceeds from any eminent domain proceeding or conveyance in lieu thereof or from casualty insurance other than rental income insurance or title insurance) of the Company Property or any part thereof. In the computation of Net Financing Proceeds and Net Sale Proceeds there shall be deducted the payment of all costs and other expenses related thereto and approved by Managing Member and NorthStar and the satisfaction of any debt being refinanced or discharged and any other debts or liabilities of the Company for which Managing Member and NorthStar decide to use the same and the setting aside of any reserves therefrom reasonably deemed proper by Managing Member and NorthStar. Notwithstanding anything contained herein, in no event shall any funds from a construction loan financing, used for development of the Project be considered "Net Financing Proceeds" for purposes of making any distributions pursuant to Article IV hereof.

          "NORTHSTAR PURCHASE PRICE" means, in connection with Koll exercising its right of first opportunity pursuant to Section 5.2C (after a NorthStar Pre-Development Sale Election), an amount which would yield NorthStar, as of the date of the purchase of its interest in the Company, an amount equal to the sum of (x) the positive balance of its Contribution Account plus (y) the accrued and unpaid Preferred Return thereon.

          "NORTHSTAR SISTER CORP. means an entity formed by NorthStar Capital Partners LLC as a sister corporation to act as a "paper clip" corporation with NorthStar Capital Investment Corp. ("NSC"), in order to permit stockholders of NSC to participate in the ownership of non-qualifying real estate investment trust assets.

          "OPERATING BUDGET" means the operating budget for the Company Property which shall be mutually agreed upon by the Members and adopted by the

Company pursuant to the terms of this Agreement, and upon such approval and such adoption shall be attached to the Business Plan, as the same may be amended from time to time pursuant to the written approval of NorthStar in accordance with this Agreement.

          "PLANS AND SPECIFICATIONS"  has the meaning set forth in Section 5.4G.

          "PRE-DEVELOPMENT BUDGET" means the budget for the Company to take such actions as are reasonably necessary to commence building the Improvements, including, without, limitation obtaining all necessary governmental approvals for the Project, engaging architectural, engineering and other consultants necessary for the development of Project plans and specifications, as is submitted by Koll to NorthStar, following the date hereof, and approved by NorthStar, in writing, as the Pre-Development Budget for the Company.

          "PRE-DEVELOPMENT SALE ELECTION" has the meaning provided in Section 5.2A.

          "PREFERRED RETURN" shall mean an amount calculated like interest and accrued on the balance standing from time to time in a Member's Contribution Account at the rate of fifteen percent (15%) per annum, compounded quarterly. For financial and income tax reporting purposes, neither accrual nor payment of the Preferred Return shall be an expense of the Company nor be treated as a guaranteed payment under Code Section 707(c).

          "PROJECT" is defined in Section 1.4.

          "PROPERTY" is defined in Section 1.4.

          "PROPERTY MANAGER" means a property manager to be determined by the mutual agreement of the Members.

          "PROPERTY MANAGEMENT AGREEMENT" means that certain agreement to be entered into by and between Company, as owner, and Property Manager.

          "REQUIREMENTS" means this Agreement, the Collateral Agreements, the Business Plan (including the Operating Budget, the Development Budget and the Leasing Plan), the Business Agreements and Laws, collectively.

          "SUBSEQUENT CONTRIBUTIONS" means the contributions made or to be made by Koll and NorthStar under Section 3.2 of this Agreement.

          1.8 TITLE TO PROPERTY. Title to the assets and property of the Company shall be held in the name of the Company.

                                      ARTICLE II
                             CERTAIN INCORPORATED MATTERS

          2.1 TAX AND ACCOUNTING. Each and all of the provisions of EXHIBIT "D" are incorporated herein and shall constitute part of this Agreement.
EXHIBIT "D" provides for, among other matters, the maintenance of capital accounts, the allocation of profits and losses, and the maintenance of books and records. The Company shall be operated as a partnership solely for tax purposes.

                                     ARTICLE III
                         CAPITALIZATION AND LOANS BY MEMBERS

          3.1  CONTRIBUTIONS BY MEMBERS.

          A. KOLL INITIAL CONTRIBUTION. In connection with the acquisition of the Property and concurrently with the execution of this Agreement, Koll shall assign or cause to be assigned to the Company all of the rights and obligations of the buyer under the purchase and sale documentation for the acquisition of the Property, without credit to Koll's Book Capital Account (as defined in EXHIBIT "D" attached hereto) or Contribution Account. The parties hereto agree that for purposes of this Agreement the foregoing contribution os valued at $0.

          B. CONTRIBUTIONS OF THE MEMBERS. In connection with the acquisition of the Property and concurrently with the execution of this Agreement, NorthStar shall contribute to the capital of the Company approximately $6,627,267 to acquire the Property and such additional sums as is necessary to pay the costs and expenses in connection with the closing thereof (as are reasonably approved by NorthStar), which amounts shall be credited to NorthStar's Book Capital Account and Contribution Account concurrently with such contribution. Additionally, NorthStar shall contribute up to $1,000,000 to the Company, from time to time, to fund expenses of the Company after the date hereof in accordance with Pre-Development Budget. Koll shall be credited a Book Capital Account and Contribution Account of approximately $466,519 for its out-of-pocket expenses in connection with the Project (other than payments to Affiliates of Koll), through the date hereof, including, without limitation, all out-of-pocket costs of Koll in connection with the pre-development of the Project and the closing of the acquisition of the Property, upon receipt of documentation reasonably satisfactory to NorthStar evidencing such expenditures.

          3.2 ADDITIONAL CONTRIBUTIONS. NorthStar shall have the right, but not the obligation, to contribute additional capital to the Company in accordance with the Business Plan or is otherwise necessary, in NorthStar's reasonable discretion for the Company to avoid default under a material agreement to which the Company is a party or to remove a lien against the Property. Koll shall not be permitted to make additional capital contributions to the Company without the prior written consent of NorthStar. No additional capital contributions shall be required by or permitted of the Members other than as expressly provided in this Section 3.2.

          A. DEVELOPMENT CONSULTANT. NorthStar reserves the right to retain a development, architectural and/or engineering consultant (who is not an Affiliate of NorthStar) ("DEVELOPMENT CONSULTANT"), at the Company's expense, as NorthStar's consultant in connection with the Project, in order to advise NorthStar in connection with all approvals requested of NorthStar under this Agreement (including "Major Decisions" as defined below), and the administration of all Contribution Requests. If a Development Consultant is retained, he shall be furnished with copies of all information, reports, documents, notices and other materials required to be provided to NorthStar pursuant to this Agreement, at the same time furnished to NorthStar. In addition, NorthStar shall have the right by written notice to Koll to cause Koll to furnish certain of such information, reports, documents, notices and/or other materials solely to Development Consultant as agent for NorthStar.

          B. MEMBER LOANS. Except as otherwise expressly provided, a Member making a loan to the Company shall be entitled to interest thereon at the Applicable Rate, compounded monthly, and the same, together with interest as aforesaid, shall be repaid before any distribution shall be made under Article IV hereof. However, except as otherwise expressly provided under this Agreement, no such loan to the Company shall be made without the prior written consent of the Members.

                                      ARTICLE IV
                                    DISTRIBUTIONS

          4.1 DISTRIBUTIONS OF DISTRIBUTABLE OPERATING CASH. Each distribution of Distributable Operating Cash shall be made as follows:

          A. FIRST LEVEL. First, to the Members in proportion to, and to the extent of, their accrued and unpaid Preferred Return, if any; and

          B. SECOND LEVEL. Thereafter, to the Members in proportion to their respective Company Percentages.

If NorthStar makes a Development Election and the Project, including, without limitation, the Improvements is constructed, then the term Development Preferred Return shall be deemed substituted for Preferred Return in this Section 4.1, as of the date hereof.

          4.2 DISTRIBUTIONS OF NET SALE PROCEEDS AND NET FINANCING PROCEEDS. Except in connection with a Pre-Development Sale Election made by NorthStar pursuant to Section 5.2A, each distribution of Net Sale Proceeds and Net Financing Proceeds shall be made as follows:

          A. FIRST LEVEL. First, to the Members in proportion to, and to the extent of, their accrued and unpaid Preferred Return, if any;

          B. SECOND LEVEL. Second, to the Members in proportion to, and to the extent of their positive balance in their Contribution Account, if any; and

          C. THIRD LEVEL. Thereafter, to the Members in proportion to their respective Company Percentages, subject to the provisions of Section 5.11B.

If NorthStar makes a Development Election and the Project, including, without limitation, the Improvements is constructed, then the term Development Preferred Return shall be deemed substituted for Preferred Return in this Section 4.1, as of the date hereof.

          4.3 DISTRIBUTIONS OF NET SALE PROCEEDS AND NET FINANCING PROCEEDS IN CONNECTION WITH A NORTHSTAR PRE-DEVELOPMENT SALE ELECTION. If NorthStar makes a Pre-Development Sale Election made pursuant to Section 5.2A(2) and Koll does not exercise its Right of First Opportunity (pursuant to Section 5.2C) and NorthStar sells the Company Property each distribution of Net Sale Proceeds and Net Financing Proceeds shall be made as follows:

          A. FIRST LEVEL. First, to NorthStar in proportion to, and to the extent of, its accrued and unpaid Preferred Return, if any;

          B. SECOND LEVEL. Second, to NorthStar in proportion to, and to the extent of its positive balance in its Contribution Account, if any;

          C. THIRD LEVEL. Third, to Koll in proportion to, and to the extent of, its accrued and unpaid Preferred Return, if any;

          D. FOURTH LEVEL. Fourth, to Koll in proportion to, and to the extent of its positive balance in its Contribution Account, if any; and

          E. FIFTH LEVEL. Thereafter, to the Members in proportion to their respective Company Percentages.

          Pursuant to Sections 4.2 and 4.3 the cash portion of the sale price of any Company Property or any part thereof, together with all installments and payments of cash (including interest) of or against any deferred portion of such purchase price, shall be distributed in accordance with the levels provided above, with each person or entity entitled to payment under a level receiving the entire amount of such cash until the sum payable under such level shall have been discharged in cash.

          4.4 TIMING OF DISTRIBUTIONS. Distributions of Distributable Operating Cash shall be made on a monthly basis concurrently with the date the "Periodic Report" (as defined below) for such month is required to be delivered pursuant to this Agreement, unless otherwise agreed by the Members. Distributions of Net Sale Proceeds and Net Financing Proceeds shall be made as soon as is practicable following the Company's receipt thereof. Each Periodic Report shall include a calculation by Managing Member of the amount of Distributable Operating Cash for such month and/or the amount of such Net Sale Proceeds and Net Financing Proceeds, as applicable, and a calculation by Managing Member of the respective distributions to the Members pursuant to this
Article IV (such calculation of the distributions to be made as of the first day of the month immediately succeeding such calendar month).

          4.5 DISTRIBUTIONS OF CAPITAL. Except as expressly provided in this Agreement or as otherwise agreed by the Members, no Member shall receive interest on its capital and no Member shall be entitled to withdraw capital or to receive distributions of or against capital without the prior written consent of, and upon the terms and conditions agreed upon by, all of the Members. Each Member shall look solely to the assets of the Company for return of such Member's capital contributions.

                                      ARTICLE V
                         POWERS, RIGHTS AND DUTIES OF MEMBERS

          5.1 AUTHORITY OF MEMBERS. Management of the Company shall be vested in the Members in accordance with this Agreement.

          A. AUTHORITY OF KOLL AS MANAGING MEMBER. Except as otherwise provided in this Agreement, Koll shall act as the Managing Member and shall have full power and authority to manage the operations and affairs of the Company and to act for and to bind the Company to the extent provided by the Act, and shall have the duty and authority, on behalf of the Company, to do all things appropriate to the accomplishment of the purposes of the Company, including the following (but all subject to and in accordance with the Business Plan including, without limitation, all budgets included therein):

               (1) Filing appropriate organizational documents for the Company with the appropriate governmental authorities.

               (2)  Developing and operating the Company Property.

               (3) Employing consultants, attorneys, accountants and agents in accordance with the Pre-Development Budget or the Development Budget, as applicable.

               (4) Executing contracts, agreements, and other writings in accordance with the Pre-Development Budget or as otherwise approved in writing by NorthStar.

               (5) In general, managing the business and affairs of the Company and taking such actions as may be necessary or appropriate thereto.

          B. MAJOR DECISIONS. Managing Member shall fully consult with NorthStar at all times, and each of the following matters ("Major Decisions") must be previously approved in writing by NorthStar:

               (1) Subject to subsection B(3) below, the adoption of, and any supplement to, revision of, or deviation from the Business Plan (including (a) any supplement to, revision of, or deviation from the Leasing Plan and (b) any activity or expenditure which is inconsistent with the Business Plan).

          (2) Without limitation on subsection B(1) above, the adoption of, and any supplement to, revision of, or deviation from the Operating Budget, Development Budget or Leasing Plan (subject to subsection B(3) below). Managing Member agrees to submit to NorthStar, at least 60 days prior to each calendar year during the term hereof, the proposed Leasing Plan, Operating Budget and, to the extent applicable, the Development Budget for such calendar year, which shall be in the same form as the forms of the initial Development Budget and the initial Leasing Plan and initial Operating Budget approved by the Members and adopted by the Company pursuant to the terms of this Agreement, and which proposed Leasing Plan, Operating Budget and Development Budget shall be subject to the prior written approval of NorthStar.

          (3) Any deviation from or expenditure inconsistent with the Operating Budget, Development Budget and, if applicable, the Leasing Plan (or the entry into any agreement therefor). Notwithstanding the foregoing, NorthStar's consent to an expenditure payable to a third party exceeding the amount specified for such expenditure in the Operating Budget, Development Budget or, if applicable, the Leasing Plan, shall not be required in any of the following circumstances: (a) Managing Member, in its reasonable judgment, deems there to be an emergency requiring such expenditures to effectuate immediate action necessary for the protection of the Company Property or persons; (b) such expenditure would not (i) cause the line item in the applicable Operating Budget, Development Budget or, if applicable, the Leasing Plan (as applicable, the "Budget") to which such expenditure relates to exceed 110% of the budgeted amount of such line item in the applicable Budget (taking into account the amounts expended to date and reasonably anticipated expenses in connection with such line item), or (ii) cause the aggregate amount of the expenses (excluding the expenses described in clause (c) below) within the applicable Budget to exceed 105% of the entire amount of budgeted expenses (excluding the expenses described in clause (c) below) in the applicable Budget (taking into account the amounts expended to date and reasonably anticipated expenses), or (c) expenditures for real property taxes and assessments, utilities and insurance for the Company. Managing Member shall promptly notify NorthStar, both by telephone and in writing, of each expenditure made pursuant to this subsection
(3) and shall promptly supply NorthStar with such information with respect thereto as NorthStar may reasonable request.

               (4) Any material activity or expenditure (subject to subsection B(3) above) which is materially inconsistent with the Business Plan (it being understood that the Business Plan is a general outline only, and does not contemplate every activity or expenditure which is customarily undertaken or incurred in connection with properties similar to the Company Property).

               (5) The entry into any construction, development or other agreement.

               (6) Any modification or termination of the Leasing Agreement and/or the Property Management Agreement. It is expressly acknowledged and agreed that NorthStar shall have the right to remove and replace the Leasing Agent without the consent of Koll.

               (7) Any transaction or matter that is not in the ordinary course of the Company's business relating to the Company Property.

               (8) Without limitation on subsection B(7) above, taking any action with respect to any new projects or acquisition of any property by the Company other than the Company Property.

               (9) Without limitation on subsection B(7) above, any capital transaction (including any sale, financing or refinancing of the Company Property or any portion thereof) and the terms thereof.

               (10) Any compensation or reimbursement to, or other transaction with any Affiliate of Managing Member other than compensation and reimbursement to Leasing Agent set forth in the Leasing Agreement.


               (11) The establishment and maintenance of reserves and contributions thereto.

               (12) Any litigation, arbitration or settlement involving the Company or its assets. Notwithstanding the foregoing, NorthStar's consent shall not be required in connection with the defense of Claims against the Company which are covered by insurance of the Company, or in connection with necessary legal action or proceedings for the collection of rent or other income from the Property.

               (13) All income tax elections, tax returns and significant decisions relative to tax audits.

               (14) Any construction within the Property.

               (15) The entry into or any material concessions by or restrictions on the Company, the Project or the Property in connection with obtaining zoning, variances, map approval, entitlements, permits or other governmental approvals.

               (16) The entry into or any lease of all or any portion of the Company Property (other than leases which are permitted to be entered into in accordance with the Leasing Plan).

               (17) Establishment and any modification to the lease form approved by the Company in connection with the Leasing Plan.

               (18) The employment and retention of a manager, leasing agent and other personnel (other than Leasing Agent).

               (19) Any other decision or action which requires the approval of NorthStar as provided elsewhere in this Agreement.

The foregoing provisions are intended to address Major Decisions before and during the NorthStar Decision Period and after such period (if NorthStar makes or is deemed to have made the Development Election).

          Any approval by NorthStar pursuant to this subsection B must be in writing; provided, however, that Managing Member may give the other Member written notice of any proposed Major Decision, and if NorthStar does not object to the same or request further information with respect thereto within 10 days after receipt of such notice, NorthStar shall be deemed to have rejected the proposed Major Decision.

          C.   PROHIBITED ACTS.  No Member shall have any authority to:

               (1)  Unilaterally amend this Agreement.

               (2)  Extend the term of the Company.

               (3) Do any act in contravention of this Agreement or which would make it impossible to carry on the business of the Company.

               (4) Possess any Company Property or assign the rights of the Company in specific Company Property for other than a Company purpose.

               (5) Admit a person or entity as a Member except as provided in this Agreement.

               (6) Permit the Company to merge or consolidate with any other entity.

               (7) Engage in any transaction with itself or an Affiliate, even if approved by the Members, except upon terms which are fair as respects the Company and competitive with the terms available to the Company from non-Affiliates.

               (8) Make, execute or deliver on behalf of the Company any assignment for the benefit of creditors or any guarantee, indemnity bond or surety bond, other than reasonable and customary bonds and assurances to governmental agencies in connection with the obtaining of entitlements and other governmental approvals or to lenders in connection with development or construction financing; or obligate the Company or any Member as a surety, guarantor or accommodation party to any obligation.

               (9) Lend funds belonging to the Company or any Member to any Member or third party or extend to any person, firm or corporation, credit on behalf of the Company.

               (10) Confess any judgment on behalf of the Company.

               (11) File any petition, or consent to the appointment of a trustee or receiver or any judgment or order, under the federal bankruptcy laws.

               (12) Distribute any property in kind to any Member.

               (13) Hire employees of the Company.

               (14) Take any action outside the purposes specified in Section
1.4.

          D. REQUIRED SIGNATURES. NorthStar's signature (or a written consent granting Managing Member sole authority to sign) shall be required for all contracts (including documents related to the sale, financing or transfer of any portion of the Property) entered into by or on behalf of the Company; provided, however, following the Development Election, if applicable, that only Managing Member's signature will be required for contracts and agreements that are provided for in the Operating Budget or Development Budget or are otherwise permitted to be entered into without the consent of NorthStar under this Agreement.

          E. AFFILIATE TRANSACTIONS. Notwithstanding anything to the contrary herein, any decision by the Company to terminate or exercise any right (including any right to approve or any right to receive documents) or remedy under any contract between the Company and a Member or an Affiliate of a Member shall be made exclusively by the other Member on behalf of the Company. If a contract with an Affiliate is terminated, any substitute contract shall be with a third party reasonably satisfactory to the Members. In addition, notwithstanding anything to the contrary herein (including any loss of voting rights), any act or other transaction between the Company, on the one hand, and any Member and/or its Affiliates, on the other hand, shall require the prior written approval of the other Member.

          F. DETERMINATIONS BY THE MEMBERS. Except as expressly provided herein, any approval, consent, judgment, option, rights or other determination to be made by a Member under this Agreement shall be in writing and shall be in the sole and absolute discretion of such Member. Except as expressly provided herein, any approval, consent, judgment, or other determination to be made by the Members under and in connection with this Agreement shall be made jointly by the Members and shall therefore require their mutual written agreement.

          5.2  PRE-DEVELOPMENT ELECTION PERIOD/UNILATERAL SALE RIGHTS.

          A. The parties hereto acknowledge and agree that this Agreement was entered into during the period when (1) an Affiliate of NorthStar was conducting its due diligence review of the KREG Transaction and (2) while Donald Koll and KREG were attempting to negotiate with Koll Real Estate Group, Inc. the business terms of the KREG Transaction, and that neither NorthStar (or any affiliates thereof), Donald Koll or Koll Real Estate Group, Inc., is under any affirmative obligation to proceed with their review of or to consummate the KREG Transaction. Section 5.2A(1) sets forth NorthStar's and Koll's rights if the KREG Transaction is consummated on or prior to May 15, 1998 (the "KREG OUTSIDE DATE") and the remainder of Section 5.2 sets forth each of Koll and NorthStar's rights if the KREG Transaction is not consummated on or prior to the KREG Outside Date.

               (1) If the KREG Transaction is consummated on or prior to the KREG Outside Date, within fifteen (15) days of consummation of the KREG Transaction, unless otherwise agreed to in writing by Koll and NorthStar, Koll and NorthStar shall amend and restate this agreement to be substantially in the form of the KN Ownership Form LLC Agreement.

               (2) If the KREG Transaction is not consummated on or prior to the KREG Outside Date, NorthStar shall have a one hundred and eighty (180) day period following such date (the "NORTHSTAR DECISION PERIOD") to unilaterally decide, by written notice to Koll, whether to: (1) proceed with the development of the Project in accordance with the terms and conditions of this Agreement (a "DEVELOPMENT ELECTION") or (2) unilaterally propose that the Company sell the Company Property (and all matters incidental thereto), subject to compliance with the provisions of Section 5.2 B and C (a "PRE-DEVELOPMENT SALE ELECTION"). If NorthStar fails to timely send Koll a Development Election or a Pre-Development Sale Election, then NorthStar shall be deemed to have made a Development Election.

               (3) If NorthStar makes a Pre-Development Sale Election and Koll does not purchase the Company Property pursuant to Section 5.2C, Koll shall, at NorthStar's election, be obligated on behalf of the Company to carry out the proposed sale of the Company Property.

               (4) During the NorthStar Decision Period and the Pre-Development Election Period, if applicable, Koll shall continue to use its reasonable best efforts, in accordance with the Pre-Development Budget, to diligently advance the development of the Project.

          B.   SALE TO AFFILIATE.  No sale of the Project pursuant to this
Section 5.2 shall be made to an Affiliate of NorthStar, without the prior written approval of Koll.

          C. RIGHT OF FIRST OPPORTUNITY. Prior to consummating a proposed sale pursuant to its Pre-Development Sale Election, NorthStar shall provide Koll with a right to purchase the NorthStar's interest in the Company on and subject to the terms and conditions hereinafter stated:


          (1) NorthStar shall give written notice (the "PROPOSED SALE NOTICE") to Koll setting forth that it is willing to sell its entire interest in the Company to Koll at the NorthStar Purchase Price.

               (2) Koll shall have 180 days (the "PRE-DEVELOPMENT ELECTION PERIOD") after the giving of the Proposed Sale Notice by NorthStar to (a) elect to purchase NorthStar's interest in the Company at the NorthStar Purchase Price (calculated as of the date such sale occurs), such election to be made, if at all, by giving written notice thereof to NorthStar within the Pre-Development Election Period, and (b) to close such purchase.

               (3) If Koll fails to make the election to purchase and to close such purchase within the Pre-Development Election Period, time of the essence, then NorthStar may, at any time thereafter, either (A) close a sale of the Company Property for any purchase price and terms as NorthStar so chooses (and shall have all rights and to close same in the name of the Company, and is hereby granted by Koll, an irrevocable power of attorney, coupled with an interest to close same on behalf of the Company) or, (B) by written notice to Koll, elect to proceed with the development of the Project, and such notice shall be treated by the Members as though NorthStar sent Koll a Development Election pursuant to Section 5.2A.

               (4) If Koll makes the election to purchase during the Pre-Development Election Period, then such election shall be deemed to create a contract between Koll and NorthStar pursuant to which Koll agrees to acquire the interest of NorthStar in the Company on the terms specified in subsection C(2) above prior to the end of the Pre-Development Election Period. If Koll makes the election to purchase but the closing fails to occur due to Koll's default, then without limitation on NorthStar's other rights and remedies (including specific performance and damages), Koll's rights under subsections 5.2C will be permanently lost.

               (5) If NorthStar makes the Development Election, NorthStar's and Koll's unilateral sale rights shall thereafter be governed by Section 5.13.

          5.3  BUY/SELL RIGHTS.

          A. ELECTION. From and after the date which is 3 years after the date of this Agreement, either Member (the "Initiating Member") may, in its sole and absolute discretion exercised by delivery of written notice to the other Member (the "Responding Member"), elect to institute the buy/sell procedure prescribed by this Section by delivering to the Responding Member a written notice of its intention to do so ("Buy/Sell Notice"), which such notice shall include a statement stating the net value (after closing costs) it places on the Company Property as of the date of such Buy/Sell Notice (such amount being herein called the "Stated Value") and the manner in which prorations and closing costs will be handled under subsection C(4)(c) below.

          B. BUY/SELL. In the event the Initiating Member gives the Responding Member a Buy/Sell Notice, then the Responding Member shall elect either (1) to purchase the Initiating Member's interest in the Company, or (2) to sell to the Initiating Member the interest of the Responding Member in the Company, in either case on the terms and conditions set forth below in this Section. Such election shall be made by written notice ("Election Notice") from the Responding Member to the Initiating Member within 90 days after the giving of the Buy/Sell Notice; if the Responding Member fails to give such notice within such 90-day period, then it shall be deemed to have elected to sell its Company interest to the Initiating Member.

          C. PROCEDURE. Such sale shall be accomplished in accordance with the following provisions:

               (1) The purchase price of the Company interest of the selling Member ("Selling Member") will be such as will produce for Selling Member the same cash consideration as Selling Member would have received if the Company Property had been sold on the "Buy/Sell Transfer Date" (as hereinafter defined) in an all-cash sale yielding net proceeds (after closing costs and prorations) equal to the Stated Value and the Company had been dissolved and wound up following such sale, all contributions require under this Agreement had been made and the proceeds of such sale and the other assets of the Company after payments to creditors had been distributed to the Members in accordance with the provisions of this Agreement.

               (2) As used herein, the "Buy/Sell Transfer Date" shall be the date which is 30 days after the earlier of the date the Election Notice is delivered or 90 days after the date of delivery of the Buy/Sell Notice, or such other date as may be agreed upon by the Members (but subject to extension as provided in subsection C(3) below).

               (3) Within 10 days after the earlier of the date of delivery of the Election Notice or 90 days after the date of delivery of the Buy/Sell Notice , the purchasing Member ("Purchasing Member") shall deposit with an escrow company mutually acceptable ("Escrow Agent") to each Member a deposit by certified or cashier's check or wire transfer of immediately available federal funds in an amount equal to ten percent (10%) of the purchase price determined above (the "Buy/Sell Deposit"). The Buy/Sell Deposit, if made, shall be non-refundable to Purchasing Member in all events other than the failure of the closing of the sale of Selling Member's Company interest to occur by reason of the default by Selling Member (in which case the Buy/Sell Deposit shall be promptly refunded to Purchasing Member). Upon the closing of the sale on the Buy/Sell Transfer Date, the Buy/Sell Deposit shall be a credit against the purchase price. In the event of a default in any material respect by Purchasing Member, Selling Member may either (x) terminate the sale to be held on the Buy/Sell Transfer Date and retain the Buy/Sell Deposit as liquidated damages (in which event, Purchasing Member shall have no right thereafter to institute the Buy/Sell procedure under this Section) or (y) specifically enforce Purchasing Member's obligation to purchase without limita-tion upon any other remedy (other than termination or rescission except in accordance with clause (x) above) that Selling Member may have against Purchasing Member in connection with such default, including remedies under
Article VIII.

               (4) The sale shall be consummated at a closing conference held on the Buy/Sell Transfer Date at the office of the Escrow Agent or at such other location as may be agreed upon by the Members. At such closing conference:

          (a) Selling Member shall deliver to the Purchasing Member an assignment of the interest designated hereunder as the Company interest of Selling Member (including all right, title and interest of Selling Member in and to the Company), which assignment shall be sufficient to transfer the same, contain the warranty of Selling Member that Selling Member has (and Purchasing Member shall acquire thereunder) good title to such Company interest, free and clear of all liens, encumbrances, claims, rights and options of any kind or character whatsoever (but subject to this Agreement) and otherwise be in form reasonably satisfactory to both Selling Member and Purchasing Member;

          (b) Purchasing Member shall deliver to Selling Member by certified or cashier's check or wire transfer of immediately available federal funds the purchase price, determined as set forth above, as adjusted by the prorations and credits set forth below, and increased by an interest factor equal to interest on the purchase price at the Applicable Rate, compounded quarterly from the date the Buy/Sell Notice is delivered until the Buy/Sell Transfer Date; and

          (c) The parties shall prorate, on the Buy/Sell Transfer Date as of the date of the Buy/Sell Notice, operating expenses and income allocable to such Company interest and the parties shall share closing costs including any transfer taxes), in each case in the manner prescribed by the Buy/Sell Notice.

               (5) Except to the extent waived in writing by Selling Member, the obligation of Selling Member to sell Selling Member's Company interest pursuant to this Section is conditioned upon the concurrent delivery by Purchasing Member of the purchase price, as adjusted by the prorations and credits and interest factor set forth in this Section.

               (6) The purchase price shall be decreased by any distributions of Distributable Operating Cash to Selling Member that is allocable to the period after the date of the Buy/Sell Notice including Net Financing Proceeds or Net Sale Proceeds distributed after the date of the Buy/Sell Notice (except to the extent already taken into account under the prorations described above).

               (7) Purchasing Member may, at any time prior to such closing conference, assign to any person, partnership, limited liability company, corporation or entity its right to receive the assignment under this Section of Selling Member's Company interest, but such assignment shall not relieve Purchasing Member of its obligations and liabilities hereunder.

          5.4  CERTAIN OBLIGATIONS OF MANAGING MEMBER.

          A. GENERALLY. Managing Member shall at all times act in a fiduciary capacity in exercising its power and authority and shall not engage in any dealings having the appearance of impropriety. Managing Member shall fully and faithfully discharge its obligations and responsibilities, shall devote such time and attention to Company affairs as may be reasonably necessary for the proper management and supervision of the Company's business and the discharge of its duties under this Agreement. Managing Member shall diligently and continuously pursue the development, renovation, operation, marketing and sale of the Project in accordance with its reasonable business judgment, and shall make its personnel and the personnel of its Affiliates available to the Company to the extent necessary in order that its obligations may be adequately discharged.

          B. PROJECT ADMINISTRATION. Without limitation on the foregoing or other provisions of this Article V, Managing Member shall coordinate and manage the development and administration necessary for the planning, development, construction, completion, marketing and sale of the Project within the time schedules set forth in, and in full compliance with, all Requirements, and shall, at all times, exercise good faith and shall use diligent and professional efforts to promote and protect the best interests of the Project, the Property and the Company (without consideration being made to the separate interests of any particular Member, including the effect of any action or omission upon the distributions provided for in Article IV). Without limiting the generality of the foregoing, Managing Member shall have the following duties and obligations:

               (1) Cooperation with NorthStar in connection with Managing Member's preparation of and NorthStar's approval of the Business Plan (including the Operating Budget, Development Budget and Leasing Plan) and all elements thereof and amendments thereto, in a timely manner, and the construction, development, marketing, leasing and completion of the Project in compliance therewith.

               (2) Negotiation with governmental authorities to obtain any agreements, governmental approvals, building permits and other permits and licenses as are necessary for the Project.

               (3) The engagement of the necessary or appropriate personnel and consultants, including architects, engineers, general contractors, subcontractors, material suppliers, consultants, attorneys, title companies, escrow companies, brokers and marketing agents necessary for the Project and provided for in the Development Budget (collectively, "Independent Contractors"), and the direct supervision and coordination of the services of such Independent Contractors in connection with the completion of the Project in accordance with the Requirements.

               (4) Monitoring the Project as a whole, and exerting diligent and professional efforts so that the same is completed in accordance with the time schedule set forth in the Business Plan.

               (5) Monitoring on a regular and continuing basis the cost of materials, labor, equipment and other items used in the planning, development, construction and marketing of the Project, and exerting diligent and professional efforts to meet the Development Budget and Leasing Plan (as modified or supplemented from time to time pursuant to this Agreement), and, where increases in costs will cause the Development Budget (or, if applicable, the Leasing Plan) for a particular cost item to be exceeded, make recommendations to the Company as to the most appropriate method of limiting the effect of such cost increases.

               (6) Establishing a procedure for making payments to Independent Contractors in order to review, verify and make progress payments to the same; and the approval of all bills and expenditures and the payment and discharge of all costs, expenses, liabilities and obligations on behalf of the Company in accordance with the Development Budget (or, if applicable, the Leasing Plan).

               (7) Arranging and coordinating regular observations or inspections by the architect and other appropriate consultants of all work on the Project and using diligent and professional efforts to have all defects in work, if any, corrected in such manner, if any, as is in the best interests of the Company, in order to ensure the performance of all construction work in a good, workmanlike and substantial manner, free from defect.

               (8) Procurement of insurance for the Company and the Project through an agent acceptable to NorthStar, including casualty, public liability, workers' compensation and all other insurance required by law or under any Business

Agreement, and such other insurance as may be required by NorthStar, with the amounts and coverage's approved by NorthStar; and requiring that all Independent Contractors maintain such insurance as Managing Member reasonably deems necessary to the extent such insurance is customarily maintained by such parties in Irvine, California, in connection with projects similar to the Project in order to protect the interests of the Company for all work, materials or services to be provided by them hereunder.

               (9) Developing and implementing a system for the preparation, review and processing of "Change Orders" (as such term is hereinafter defined) and recommending necessary or desirable changes to the Company and consultants, reviewing requests for Change Orders, submitting recommendations to the Company and consultants, and negotiation of Change Orders. As used herein, "Change Orders" shall mean changes permitted by this Agreement or authorized by the Members in the construction of the Project, including changes in materials, labor or additional construction authorized by the Company or omissions of certain aspects of the construction previously authorized by the Company. Each Change Order shall comply with all Requirements and shall require the consent of NorthStar if it involves an amount greater than $10,000.

               (10) Direct coordination with and supervision of all Independent Contractors in connection with all litigation and other legal matters, and the preparation of all legal documentation, including sale contracts, and all other necessary or appropriate documents and instruments.

               (11) Payment or contestation of all real and personal property taxes and assessments for the Property.

               (12) Notification of the Members of any material adverse Claim or dispute or any actual or threatened material litigation (or condemnation or eminent domain proceeding or action) against the Company, the Project, any Member, or any Independent Contractor of which Managing Member becomes aware; provided, however that with respect to any litigation that involves only Managing Member is not related to the Project, Managing Member shall be obligated to notify the Company of such matter only if said matter could have an adverse material impact on Managing Member.

               (13) Direct coordination with and supervision of the Leasing Agent in the preparation and implementation of marketing plans and promotional activities and leasing programs for the leasing and sale of the Project in accordance with the Requirements.

               (14) The use of diligent and professional efforts to prevent any mechanic's or materialmen's liens to be filed by any Independent Contractor against the Company Property or any portion thereof in connection with Managing Member's duties and obligations under this Agreement, or against any monies due or to become due on account of, arising out of or relating to the Company Property or the Project. If any such lien is filed, Managing Member shall (i) promptly notify the Company upon discovering the existence of such lien and (ii) promptly take such action as Managing Member reasonably determines to be necessary to protect the Company Property after consultation with NorthStar.

               (15) The use of diligent and professional efforts to comply with all Laws and Business Agreements in connection with the performance of Managing Member's duties and obligations under this Agreement.

               (16) Conducting meetings of the Company, as may be reasonably required by NorthStar, for the purpose of reviewing the progress of the Project.

               (17) Conducting periodic evaluations in order to determine compliance by Independent Contractors under their engagement agreements, and the diligent enforcement of the rights and remedies of the Company in connection therewith.

          C. BOOKS AND RECORDS. Managing Member shall cause to be kept proper and complete records and books of account in which shall be entered fully and accurately all transactions and other matters relating to the Company's business as are usually entered into for business of a like character. The Company's records and books shall be kept on a accrual basis, except as the Members may otherwise determine. At all times, such books and records shall be available at the Company's principal place of business for inspection, examination, photocopying or audit by any Member, or the duly authorized representative thereof, during reasonable business hours and upon reasonable advance notice.

          D. REPORTS. Managing Member shall provide the Members with reports as follows:

               (1) An annual report of all income and all expenses within 90 days of the end of the calendar year, (and, if required by NorthStar, such annual report shall be audited by an independent nationally recognized accounting firm
reasonably satisfactory to NorthStar).   NorthStar hereby approves Arthur
Andersen, Ernst & Young or Deloitte & Touche as the auditor for the Company.

               (2) Copies of the Company's annual federal and state income tax returns together with a copy of that certain IRS form commonly referred to as a "Schedule K-1," plus a copy of its California and Delaware equivalents, within 60 days following the end of each calendar year.

               (3) A monthly report for each calendar month, certified by Managing Member to be true, accurate and complete in all material respects, and submitted to NorthStar within 30 days of the end of each such calendar month (the "Periodic Report"). Each Periodic Report shall be in the form approved by NorthStar, and shall include the following:

          (a) An operating statement and report of financial condition of the Company for such period.

          (b) A variance report, comparing actual costs and expenses and revenues with budgeted costs and expenses and revenues on a category basis along with a reasonably detailed explanation of all material or significant variances and all changes in any time schedules relating thereto.

          (c) A leasing report, which shall describe in reasonable detail all leasing efforts during such period.

          (d) If applicable, a calculation by Managing Member of the amount of Distributable Operating Cash or Net Sale Proceeds or Net Financing Proceeds for the preceding calendar month and a calculation by Managing Member of the respective distributions if any, to Members pursuant to Article IV.

               (4) Such other reports as may be reasonably requested by NorthStar.

          E. WORKING CAPITAL RESERVE AND OTHER RESERVES. Managing Member and NorthStar, in their reasonable discretion, shall establish and maintain reasonable reserves for future costs, expenses and payments or for substantial costs (including capital repairs, improvements and replacements).

          F. FIDELITY BOND. Managing Member shall obtain, at Managing Member's expense, and deliver to NorthStar a fidelity bond covering Managing Member and its employees and agents with a liability amount of at least $3,000,000, which such bond shall be maintained by Managing Member throughout the term of this Agreement. NorthStar, in the exercise of its reasonable discretion, may require Managing Member to increase the amount of such bond at Company expense (except as provided above) if NorthStar determines that circumstances (including the anticipated average balance of the Accounts) reasonably warrant such increase in view of the risks involved.

          G. APPROVAL OF PLANS AND SPECIFICATIONS. As to any item of the construction work as to which plans, or plans and specifications, are typically prepared in accordance with customary practice in the real estate construction industry in the Irvine, California (collectively, the "Plans and Specifications"), Managing Member shall use diligent and professional efforts to ensure that such Plans and Specifications are prepared in accordance with all Requirements and are otherwise sufficient to permit the affected portion of the construction work to be completed in a good and workmanlike manner, free from defects. All such Plans and Specifications shall be subject to the reasonable prior written approval of NorthStar.

          5.5 OTHER ACTIVITIES. Except as otherwise provided in this Agreement or in any agreement among the Members: (1) each Member recognizes that the other Member has an interest in investing in developing, constructing, operating, transferring, leasing and otherwise using real property and interests therein for profit, and engaging in any and all activities related or incidental thereto and that each will make other investments consistent with such interests; (2) neither the Company nor any Member shall have any right by virtue of this Agreement or the Company relationship created hereby in or to any other ventures or activities in which any Member is involved or to the income or proceeds derived therefrom; (3) the pursuit of other ventures and activities by any Member, even if competitive with the business of the Company, is hereby consented to by the other Member and shall not be deemed wrongful or improper;
(4) no Member and no Affiliate of a Member shall be obligated to present any particular investment opportunity to the Company, even if such opportunity is of a character which, if presented to the Company, could be taken by the Company; and (5) each Member and each Affiliate of a Member shall have the right to take for its own account, or to recommend to others, any such particular investment opportunity.

          5.6 LIABILITY OF MEMBERS. Subject to the provisions of any other agreement to which the Members are parties, and except for the obligations to a Member or Members or the Company imposed under such other agreement, no Member shall be liable, responsible or accountable in damages or otherwise to the Company or the other Member for any action taken or failure to act by such Member in its business judgment on behalf of the Company within the scope of the authority conferred on it by this Agreement unless such action or omission constitutes a breach or default under this Agreement, a breach of fiduciary duty, or tortious or willful misconduct. Unless otherwise agreed upon in writing by the Members or provided by the Act: (1) no Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company, (2) the Members shall be liable to make contributions only to the extent required under this Agreement, (3) no Member shall be required to make any other contributions or to loan any amounts to the Company and (4) no Member shall have personal liability for the repayment of the contributions or loans of any other Member. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any person or entity other than the Members and their respective successors and assigns, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision of this Agreement give any third person any right of subrogation or action over or against any party to this Agreement. Without limitation on the foregoing, no third party shall have any right to enforce any contribution obligation on a Member, except as may be required by the Act.

          5.7 INDEMNITY OF MEMBERS. The Company shall indemnify, defend and hold each Member harmless from and against any Claims suffered or sustained by it by reason of any acts, omissions or alleged acts or omissions by such Member on behalf of the Company within the scope of authority conferred on it by this Agreement, including, any judgment, award, settlement, reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the acts or omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were in good faith in accordance with its business judgment and did not constitute a breach or default under this Agreement, a breach of fiduciary duty, or tortious or willful misconduct.

          5.8 INDEMNIFICATION BY MEMBERS. Each Member shall indemnify, protect, defend and hold the Company, each other Member, the Company Property and the Project harmless from and against any and all Claims suffered or sustained by it by reason of any act or omission constituting (a) a breach of any representation or warranty by such Member under this Agreement or any Collateral Agreement; (b) any other breach or default by such Member under this Agreement or any Collateral Agreement; or (c) a breach of fiduciary duty, or tortious or willful misconduct by such Member or any Affiliate.

          5.9 ADDITIONAL MEMBERS. No person or entity shall become an additional member without the prior written consent of all of the Members. In the event such consent is granted, the existing Members and such new Member shall execute such documents as may be reasonably required by the existing Members to affect such admission, including, without limitation, an amendment to this Agreement.

          5.10 COMPANY ACCOUNTS. All funds of the Company shall be deposited by Managing Member into a federally insured operating account ("Operating Account"). In addition, Managing Member shall transfer portions of the balance of the Operating Account which are not immediately needed to pay for Company operations from time to time to a federally insured money market account in accordance with sound cash management principles ( "Money Market Account").
The Operating Account and Money Market Account (collectively, the "Accounts") shall be maintained in the name of the Company with a money center financial institution approved by NorthStar. The funds within the Accounts shall be segregated from, and not commingled with, any accounts of any Member or Affiliate thereof, or any other accounts that the Members may hereafter establish for the Company from time to time. The investment of the funds within the Accounts shall be directed by Managing Member, subject to the approval by NorthStar. Withdrawals from the Accounts shall be made upon such signature or signatures as Managing Member may designate (and provided that such signatories are approved by NorthStar and covered by the fidelity bond required pursuant to this Agreement), and shall be made only in connection with expenses related to the Company Property which are in conformance with the Requirements.

          5.11 COMPENSATION TO KOLL. In addition to Koll's share of distributions of Distributable Operating Cash, Net Sale Proceeds and Net Financing Proceeds set forth in Article IV, the Company shall pay to Koll compensation as follows:

          A. If NorthStar makes the Development Election, a "DEVELOPMENT FEE" equal to five percent (5%) of the "Hard Construction Costs," as that term shall be more particularly defined in the Business Plan. At a minimum, however, "HARD CONSTRUCTION COSTS" shall mean all Project costs, less the acquisition cost of the Property, development fees, any direct financing costs (e.g., origination fees and interest), permit fees and plan check fees. The Development Fee shall be paid to Koll monthly in arrears as such Hard Construction Costs are funded by the Company or the Company's lender(s).

          B. If NorthStar makes the Development Election, following NorthStar's receipt of distributions sufficient to cause NorthStar to achieve an Internal Rate of Return on its total capital contributions to the Company of 22% (the

"IRR THRESHOLD"), Koll shall be entitled to receive "LEASE OVERRIDE FEE" equal to one percent (1%) of gross rents to be derived from each lease of space within the Project during the entire initial term of such lease. The Lease Override Fee shall be paid to Koll upon the later of (x) NorthStar achieving the IRR Threshold and (y) at the same time and in the same prorata percentages as payments are made to any third party broker as agent for the Company or, if there is no third party broker in connection with any lease, then fifty percent (50%) of the Lease Override Fee in connection with such lease shall be paid to Koll upon execution of the applicable lease agreement, with the remaining 50% of the Lease Override Fee payable to Koll upon occupancy of the space leased by the applicable tenant.

          C. For financial and income tax reporting purposes the Development Fee and the Lease Override Fee shall be treated as an expense of the Company and as a guaranteed payment under Code Section 707(c).

          In the event Koll is removed as Managing Member pursuant to the provisions of Section 7.2, Koll shall only be entitled to the Development Fee, or Lease Override Fee earned by Koll as of the effective date of the Termination Notice (as defined in Section 7.2A), as such effective date is determined pursuant to Section 7.2B, which earned fees shall be payable as otherwise provided in Paragraphs A through B of this Section 5.11.

          5.12 COMPENSATION OF MEMBERS. Except as set forth in this Agreement and the Exhibits hereto, no Member shall receive any fee or other compensation in connection with the performance by such Member of its obligations under this Agreement. The Members may agree, however, to pay fees to Members and/or Affiliates thereof for services rendered to Company from time to time.

          5.13 UNILATERAL SALE RIGHTS IF NORTHSTAR MAKES A DEVELOPMENT ELECTION. This Section shall only be applicable if NorthStar makes the Development
Election pursuant to Section 5.2.   From and after the earlier to occur of (i)
December 31, 1998, if (x) a construction loan with respect to the Project, acceptable to NorthStar has not been obtained by such date and (y) a deed of trust evidencing same has not been recorded in the Orange County, California real property records, or (ii) substantial completion of the shell improvements of the Project as evidenced by the delivery to Company of a notice of completion executed by the Company's general contractor and architect, either of NorthStar or Koll shall have the right unilaterally (without the consent of the other) to propose that the Company sell the Company Property (and all matters incidental thereto), subject to compliance with the provisions of this Section 5.13. If NorthStar is the proposing party and Koll is the Managing Member at such time, Koll shall, at NorthStar's election, be obligated on behalf of the Company to carry out such proposed sale of the Company Property, subject to compliance with the provisions of this Section 5.13.

          A. SALE TERMS. Except as otherwise approved by Koll and NorthStar, the purchase price for the Property or the portion thereof to be sold or disposed of shall be payable (1) entirely in cash; or (2) by taking title subject to or assuming existing indebtedness; or (3) both.

          B. SALE TO AFFILIATE. No sale of the Project shall be made to an Affiliate of a Member, without the prior written approval of the other Member.

          C. RIGHT OF FIRST OPPORTUNITY. Prior to consummating a proposed sale, the Member desiring to sell (thE "SELLING MEMBER") SHALL PROVIDE THE OTHER MEMBER (THE "Non-Selling Member") with a right to purchase the Selling Member's interest in the Company on and subject to the terms and conditions hereinafter stated:

               (1) Selling Member shall give written notice (the "PROPOSED SALE NOTICE") to Non-Selling Member setting forth the "Basic Sale Terms" (as hereinafter defined) of such proposed sale. As used herein, "BASIC SALE TERMS" means the proposed purchase price, the amount of cash payable to the Company by the purchaser at the closing, any other material economic terms of the proposed sale, and the estimated closing date of the transaction. The Basic Sale Terms shall comply with the requirements of subsection A above.

               (2) Non-Selling Member shall have 90 days (the "Election Period") after the giving of the Proposed Sale Notice to elect to purchase Selling Member's interest in the Company (such election to be made, if at all, by giving written notice thereof to Selling Member within the Election Period). The purchase price of Selling Member's Company interest will be such as will produce for Selling Member the same cash consideration as Selling Member would have received if the proposed sale of the Project by the Company had been consummated and the Company had been dissolved and wound up following such sale, all contributions required under this Agreement had been made and the proceeds of such sale and other assets of the Company after payments to creditors had been distributed to the Members in accordance with the provisions of this Agreement.

               (3) If Non-Selling Member fails to make the election to purchase, then Selling Member may close a sale at any time or times during the six month period (the "CLOSING PERIOD") that commences on the first day after the Election Period, for a purchase price and on terms which are at least as favorable to the Company as the Basic Sale Terms contained in the Proposed Sale Notice; but if a sale for such purchase price and on such terms is not consummated within such period, then the rights of Non-Selling Member to notice and purchase as aforesaid will continue as to any sale occurring subsequent to such period. A sale shall be deemed "at least as favorable" as that set forth in the Proposed Sale Notice if the net purchase price (after the payment by the Company of all of its expenses associated with the sale, including any real estate commissions, shall be at least as high as that set forth in the Proposed Sale Notice (after deduction for the expenses therein set forth).

               (4) If Non-Selling Member makes the election to purchase, then such election shall be deemed to create a contract between Non-Selling Member and Selling Member pursuant to which Non-Selling Member agrees to acquire the interest of Selling Member in the Company on the terms specified in subsection C(2) above, except that the closing date for such sale shall be the date which is 30 days after the making of such election. If Non-Selling Member makes the election to purchase but the closing fails to occur due to Non-Selling Member's default, then without limitation on the Selling Member's other rights and remedies (including specific performance and damages), Non-Selling Member's rights under this subsection 5.13 will be permanently lost.

                                      ARTICLE VI
                            TRANSFER OF COMPANY INTERESTS

          6.1  RESTRICTIONS ON TRANSFER.

          A. Except as otherwise set forth in this Agreement, no sale, exchange, delivery, assignment, transfer, disposal, encumbrance, pledge or hypothecation, whether voluntary, involuntary, by operation of law, or resulting from death, disability or otherwise (a "TRANSFER") shall be made by a Member of the whole or any part of its interest in the Company (including its interest in the capital or profits of the Company) without the prior written consent of the other Member. Notwithstanding the foregoing, NorthStar shall have the right to pledge or hypothecate its interest in the Company, the right to transfer its interest in the Company to an Affiliate of NorthStar or to NorthStar Sister Corp. (or an Affiliate thereof) and the right to transfer up to 50% of the ownership interests in NorthStar to non-affiliated third party(ies), without the consent of Managing Member. In such event, NorthStar shall give Managing Member written notice thereof (and Managing Member shall reasonably cooperate with NorthStar in connection with such transfer, pledge or hypothecation).

          B. Except for transfers between the partners of Koll, or transfers to employees of Koll Real Estate Group, Inc., or transfers to employees of the successor-in-interest to KREG or employees of Affiliates thereof Koll shall ensure that no Transfer shall be made of any direct or indirect interest in Koll (and no issuance of additional ownership interests in Koll shall occur) without the prior written consent of NorthStar. In no event shall KREG cease to be the sole general partner of Koll without the prior written consent of NorthStar.

          C. No Transfer in violation of the provisions hereof shall be valid or effective for any purpose, and no consent to one or more of the same shall be deemed consent to any other of the same.

          6.2 EFFECT OF ASSIGNMENT; DOCUMENTS. In the event of any Transfer permitted hereunder, subject to Article VIII, the Company shall not be terminated but instead shall continue as before, with, however, the addition or substitution of such new Member. No such Transfer shall relieve the assignor from any of its obligations under this Agreement without the prior written consent of the other Member (which consent shall not be unreasonably withheld as to obligations assumed by an assignee provided, among other matters, the assignment is permitted hereunder and the other Member is reasonably satisfied that the assignee is sufficiently creditworthy to timely satisfy such obligations). Notwithstanding the foregoing, as a condition to any sale or assignment by a Member, the transferee or assignee must execute and deliver to the other Member an assumption (in form reasonably satisfactory to the other Member) of all the obligations of the assignee under this Agreement arising from and after the date of such assignment. If any Transfer is made in violation of this Article VI, the transferee shall have no right to become a Member and shall have no right to participate in the management and affairs of the Company. The transferee in such case shall be entitled only to receive from the transferor (and not from the Company) the share of the distributions payable to it under
Article IV to which the transferring Member would have been entitled.


                                     ARTICLE VII
                                   CERTAIN REMEDIES

          7.1  INTENTIONALLY DELETED.

          7.2  TERMINATION OF MANAGEMENT RIGHTS.

          A. TERMINATION NOTICE. Provided NorthStar is not then in material default under this Agreement, NorthStar may deliver a termination notice to

Koll ("TERMINATION NOTICE") removing Koll as Managing Member of the Company upon the occurrence of any of the following events:

               (1) Any act of fraud, dishonesty, willful misconduct or material breach of fiduciary duty by Koll.

               (2) Any material breach of this Agreement (including, without limitation, a breach of Article VI or Sections 5.2 or 5.13 or a material breach of a representation or warranty by Koll or its Affiliates hereunder or under a Collateral Agreement) or any Collateral Agreement by Koll which is not cured within the Cure Period.

               (3) The failure by Koll to provide reasonably effective management of the Company and the Company Property in its capacity as Managing Member pursuant to Article V (excluding Sections 5.2 and 5.13) hereof in a manner substantially consistent with prevailing commercial practices for the development, operation, marketing and sale of property similar to the Company Property (and such failure has or is reasonably expected to have a material and adverse effect upon the Company Property or the Company), and the failure to correct such deficiencies within the Cure Period.

               (4) The occurrence of a Bankruptcy/Dissolution Event with respect to Koll.

          B. PROCEDURE; ARBITRATION. The Termination Notice shall specify with particularity the basis for the same and shall become effective the later of (1) ten (10) days after the date of the Termination Notice, or (2) if applicable, after the expiration of the applicable Cure Period set forth above. Notwithstanding the foregoing, Koll may dispute the existence of grounds for the termination described in subsection A(1), A(2) or A(3) (but not subsection A(4)) by written notice ("ARBITRATION NOTICE") to NorthStar within 10 days after its receipt of the Termination Notice. In the event an Arbitration Notice is given in the period set forth above, then (a) the dispute shall be resolved by arbitration as provided in Section 7.3, (b) the applicable Cure Period set forth above shall be tolled pending the resolution of the dispute by arbitration, and
(c) if the arbitrators uphold the termination, then the Termination Notice shall become effective after the expiration of the applicable Cure Period set forth above (subject to clause (b) above). A Termination Notice shall become effective immediately solely in connection with a termination described in subsection A(4) above.

          7.3 EFFECT OF TERMINATION NOTICE. If a Termination Notice becomes effective, then:

               (1) NorthStar or its designee shall become the sole Managing Member of the Company with all the power and authority previously possessed by Koll as Managing Member; and Koll shall remain a Member in the Company, but with no power, authority or right to act for or bind the Company with respect to any matter in connection with the Company or its operation except Koll shall have the right to approve any matter with respect to which Koll will have recourse liability.

               (2) Any sums distributable or payable to Koll shall be offset against any damages due the Company or NorthStar from Koll (as such damages are determined by a final unappealable judgment from a court of proper jurisdiction) and shall be paid instead to the Company or NorthStar in such order as NorthStar shall determine.

               (3) Koll shall execute and acknowledge any required amendments to this Agreement reflecting the foregoing, in such form and content as NorthStar may reasonably prescribe.

               (4) Koll's obligations as a Member under this Agreement shall continue (except that Koll shall no longer be obligated to perform those obligations under Article V that require the authority of Koll as Managing Member that has been terminated).

          A. CUMULATIVE REMEDIES. NorthStar's right to deliver a Termination Notice pursuant to this Section shall be in addition to, and not in lieu of, any other remedy available to the Members or the Company at law or in equity (including, the collection of monetary damages, the enforcement of this Agreement in equity or the appointment of a receiver for all or part of the Company Property) in the event of a breach by Koll of its obligations as Managing Member under this Agreement.

          B.   ARBITRATION.

                               ARBITRATION OF DISPUTES

          A. SUBJECT TO THE PROVISIONS OF THIS SECTION 7.3, ANY DISPUTE AMONG THE MEMBERS UNDER SECTION 7.2 AS TO THE EFFECTIVENESS OF A TERMINATION NOTICE SHALL BE RESOLVED BY ARBITRATION IN LOS ANGELES, CALIFORNIA (OR SUCH OTHER LOCATION AGREED UPON BY THE MEMBERS), IN ACCORDANCE WITH THE FOLLOWING:

               (1) THE MEMBER DESIRING ARBITRATION SHALL GIVE WRITTEN NOTICE OF THAT FACT TO THE OTHER MEMBER, ACCOMPANIED BY A DESIGNATION OF AN ARBITRATOR; IF THE OTHER MEMBER FAILS TO DESIGNATE ANOTHER ARBITRATOR BY WRITTEN NOTICE TO THE FIRST MEMBER WITHIN THE TIME PERIOD DESCRIBED BELOW, THE ARBITRATOR SHALL BE THE PERSON DESIGNATED BY THE FIRST MEMBER; IF THE OTHER MEMBER DESIGNATES ANOTHER ARBITRATOR WITHIN SUCH PERIOD, THEN THE TWO ARBITRATORS SO DESIGNATED SHALL SELECT A THIRD ARBITRATOR AS SOON AS PRACTICABLE THEREAFTER, AND THE ARBITRATION SHALL BE CONDUCTED BY ALL THREE ARBITRATORS. FOR PURPOSES OF THE PRECEDING SENTENCE, THE REQUIRED TIME PERIOD SHALL BE 15 DAYS AFTER SUCH DESIGNATION.

               (2) THE MEMBERS AND THE ARBITRATORS SHALL USE THEIR MUTUAL DILIGENT EFFORTS TO CAUSE THE ARBITRATION TO BE CONDUCTED AND A DECISION RENDERED WITHIN 60 DAYS THEREAFTER.

               (3) THE ARBITRATORS SHALL CONDUCT THE ARBITRATION GENERALLY IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION, WITH SUCH MODIFICATIONS THEREOF AS THEY MAY DEEM APPROPRIATE; WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE ARBITRATORS MAY AFFORD THE PARTIES THE OPPORTUNITY TO CONDUCT DISCOVERY IN ACCORDANCE WITH SUCH RULES AND LIMITATIONS AS THE ARBITRATORS MAY PRESCRIBE.

               (4) THE ARBITRATORS MAY RETAIN COUNSEL (WHICH ARE NOT AFFILIATES OF ANY MEMBER) TO ADVISE THEM AS TO THE INTERPRETATION OF THIS AGREEMENT OR OTHER LEGAL MATTERS, THE COST OF WHICH SHALL BE A COST OF THE ARBITRATION.

               (5) THE ARBITRATORS SHALL BE ENTITLED TO REASONABLE COMPENSATION AND REIMBURSEMENT OF EXPENSES AS

MUTUALLY AGREED WITH THE MEMBERS, OR IF THEY ARE UNABLE TO AGREE THEN AS REASONABLY DETERMINED BY THE ARBITRATORS.

               (6) THE COMPENSATION OF THE ARBITRATORS AND OTHER COSTS OF THE ARBITRATION SHALL BE PAID BY THE MEMBERS IN SUCH EQUITABLE PROPORTIONS AS MAY BE DETERMINED BY THE ARBITRATORS.

               (7) THE AWARD AND ALL OTHER DECISIONS OF THE ARBITRATORS SHALL BE FINAL AND BINDING UPON THE MEMBERS AND THE COMPANY, AND A JUDGMENT MAY BE RENDERED THEREON IN ANY COURT OF RECORD, EXCEPT THAT ANY MEMBER MAY CONTEST AND OBTAIN JUDICIAL REVIEW OF THE REASONABLENESS OF THE ARBITRATORS' DETERMINATION OF COMPENSATION PURSUANT TO CLAUSE (5) ABOVE.

          B. THE ONLY ISSUES TO BE DETERMINED BY THE ARBITRATORS SHALL BE THE EFFECTIVENESS OR INEFFECTIVENESS OF A TERMINATION NOTICE. THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD ANY LEGAL OR EQUITABLE RELIEF (INCLUDING MONETARY DAMAGES). THE PARTIES RESERVE THEIR RIGHT TO A TRIAL BY A COURT OF LAW OR EQUITY OF ANY CLAIM FOR LEGAL OR EQUITABLE RELIEF AS A CONSEQUENCE OF ANY MATTER COVERED BY SECTION 7.2, ALTHOUGH IN ANY SUCH TRIAL THE DECISION OF THE ARBITRATORS SHALL BE BINDING WITH RESPECT TO THE ISSUES DETERMINED BY THEM.

          C.   DISPUTES UNDER PROVISIONS OF THIS AGREEMENT OTHER THAN SECTION
7.2 SHALL NOT BE RESOLVED BY ARBITRATION UNLESS THE PARTIES OTHERWISE AGREE, EXCEPT THAT THE ARBITRATORS SHALL HAVE THE AUTHORITY TO DETERMINE ISSUES UNDER OTHER PROVISIONS OF THIS AGREEMENT TO THE EXTENT NECESSARY TO RESOLVE A DISPUTE UNDER SECTION 7.2 AS TO THE EFFECTIVENESS OF A TERMINATION NOTICE.

          D. EACH ARBITRATOR SHALL BE AN INDEPENDENT COMMERCIAL PROPERTY SPECIALIST (SPECIALIZING IN DEVELOPMENT, CONSULTING OR MANAGEMENT) THAT IS THEN ACTIVE (AND HAS AT LEAST FIVE YEARS' EXPERIENCE) WITH COMMERCIAL PROPERTIES SIMILAR TO THE PROJECT. NO ARBITRATOR SHALL BE IN THE EMPLOY OF THE COMPANY, ANY MEMBER OR ANY AFFILIATE OF THE FOREGOING DURING THE PENDENCY OF THE ARBITRATION.

                          ASSENT TO ARBITRATION PROVISION
                          -------------------------------

          NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

          WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.


               /s/ Martin Kruphoff                /s/ Peter Ahl
          -------------------------          ----------------------------
                    Koll                               NorthStar

          7.4 NO PARTITION. Each Member hereby irrevocably waves any and all rights that it may have to maintain any action for partition of any of the Company Property.

          7.5 LITIGATION WITHOUT TERMINATION. Any Member shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against the other Member or the Company (including any action for damages, specific performance or declaratory relief) for or by reason of breach of such party of this Agreement or any other agreement entered into in connection with the same, notwithstanding the fact that any or all of the parties to such proceeding may then be Members in the Company, and without resulting in a termination of the Company.

          7.6 ATTORNEYS' FEES. Subject to Section 7.3, if the Company or any Member obtains a judgment against any other Member in connection with a dispute arising under or in connection with this Agreement (whether in an action or through arbitration), such party shall be entitled to recover its court (or arbitration) costs, and reasonable attorneys' fees (including the reasonable value of in-house attorney services) and disbursements incurred in connection therewith and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs.

          7.7 CUMULATIVE REMEDIES. No remedy conferred upon the Company or any Member in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute (subject, however, to the limitations expressly herein set forth).

          7.8 NO WAIVER. No waiver by a Member or the Company of any breach of this Agreement shall be deemed to be a waiver of any other breach of any kind or nature, and no acceptance of payment or performance by a Member or the Company after any such breach shall be deemed to be a waiver of any breach of this Agreement, whether or not such Member or the Company knows of such breach at the time it accepts such payment or performance. No failure or delay on the part of a Member or the Company to exercise any right it may have shall prevent the exercise thereof by such Member or the Company at any time such other may continue to be so in default, and no such failure or delay shall operate as a waiver of any default.


                                     ARTICLE VIII
                              DISSOLUTION OF THE COMPANY

          8.1 EVENTS GIVING RISE TO DISSOLUTION. No act, thing, occurrence, event or circumstance shall cause or result in the dissolution of the Company; except that the happening of any one of the following events (individually, a "DISSOLUTION EVENT") shall work an immediate dissolution of the Company (unless in connection with an event under subsection A below, (x) NorthStar exercises a "Company Purchase Option" pursuant to Section 8.2 below or (y) Koll is removed as Managing Member pursuant to Section 7.2):

          A. The death, incapacity, insanity, retirement or voluntary resignation of Managing Member, or the occurrence of a Bankruptcy/Dissolution Event with respect to Managing Member.

          B. The sale of all of the assets of the Company (provided, however, that if a portion of the purchase price of such sale is evidenced by a promissory note, the Company shall not be dissolved by reason of such sale so long as the Company is the holder of such promissory note).

          C. The unanimous agreement in writing by the Members to dissolve the Company.

          D.   The termination of the term of the Company pursuant to Section
1.3 of this Agreement.

          E. The failure of the Company to timely purchase the Property (unless the Members otherwise agree to continue the Company in writing).

          Without limitation on the other provisions hereof, neither the assignment of all or any part of a Member's interest in the Company permitted hereunder nor the admission of a new member shall work the dissolution of the Company. Except as otherwise provided in this Agreement, each Member agrees that, without the consent of the Members, a Member may not retire or withdraw from or cause a voluntary dissolution of the Company (except that the foregoing shall not be deemed to require NorthStar to exercise a Company Purchase Option).

          8.2 COMPANY PURCHASE OPTION. In the event of a Dissolution Event described in Section 8.1A (in which event Koll shall be referred to herein as the "Dissolution Member" and NorthStar shall be referred to herein as the "ELECTING MEMBER"), then Electing Member shall have the option, exercisable by written notice to the Dissolution Member or its personal representative, successor or assign, at any time within 90 days after it learns of the Dissolution Event, to purchase the Company interest of the Dissolution Member on the terms hereinafter set forth (each option being herein called the "COMPANY PURCHASE OPTION"). Nothing herein shall be deemed to require Electing Member to exercise such option. In the event of the exercise of the Company Purchase Option, the consideration for the Dissolution Member's Company interest shall be the amount (if any) that will produce for the Dissolution Member 95% of the same cash consideration as it would have received if the Project owned by the Company at the date on which the Dissolution Event occurs had been sold at its then fair market value (such 5% discount being intended to reflect the reduction in value attributable to the sale of a partial interest) and the Company had been dissolved and wound up following such sale, all contributions required under this Agreement had been made and the distributions of the proceeds of such sale and other assets of the Company after payments to creditors had been distributed to the Members in accordance with the provisions of this Agreement.

          A. The fair market value of the Project shall be determined in accordance with procedure set forth in EXHIBIT "F".

          B. Any sum payable for the Dissolution Member's Company interest as hereinabove determined must be paid in cash within 45 days after the determination of the amount of the same as aforesaid. Concurrently with the payment of such sum (or if no amount shall be payable for such interest, then upon demand of the assignee), the assignor of such interest shall deliver or cause to be delivered to such assignee such assignments of Company interest and other instruments and documents confirming the assignment and transfer as such assignee shall reasonably request. The acquisition of such Company interest as aforesaid shall be deemed effective as of the date on which the Dissolution Event occurred ("DISSOLUTION EVENT DATE"), and, accordingly, the assignee shall be entitled to all profits and losses and distributions of Distributable Operating Cash, Net Sale Proceeds and Net Financing Proceeds for any period after the Dissolution Event Date.

          C. The Electing Member may assign its rights under this Section 8.2 to purchase the Dissolution Member's Company interest.

          8.3  PROCEDURE.

          A. In the event of the dissolution or termination of the Company for any reason, "Winding Up Member" (i.e., NorthStar if subsection A of Section 8.1 applies, and otherwise the Managing Member) shall commence to wind up the affairs of the Company and to liquidate its investments. The Members shall continue to share profits, losses, gain or loss on sale or disposition, and Distributable Operating Cash during the period of liquidation in the same manner and proportion as though the Company had not dissolved or terminated.

          B. Following the payment of all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Winding-Up Member to set up such cash reserves as and for so long as it may deem reasonably necessary in good faith for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds of the Company shall be distributed in accordance with Section 4.2 hereof (after deducting from the distributive share of a Member any sum such Member owes the Company).

          C. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and its capital contribution thereto and share of profits or losses thereof and shall have no recourse therefor (in the event of any deficit in a Member's capital account or otherwise) against the other Member; provided that nothing herein contained shall relieve any Member of such Member's obligation to make the capital contributions herein provided or to pay any liability or indebtedness owing the Company by such Member, and the Company and the other Member shall be entitled at all times to enforce such obligations of such Member. No holder of a Company interest shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

          D. Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Winding-Up Member shall have the authority to execute and record a certificate of termination of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.


                                      ARTICLE IX
                     PROJECT FINANCING; REPRESENTATIONS; CLOSINGS

          9.1 REVISIONS TO BUSINESS PLAN, OPERATING BUDGET, DEVELOPMENT BUDGET AND LEASING PLAN. If at any time Koll or NorthStar reasonably determines during the pendency of the Project that the Project cannot be completed in material conformity with the Requirements, then Koll, of its own initiative or at the request of NorthStar (which request shall be in writing and shall specifically set forth the reasons that NorthStar believes that the Project cannot be completed in material conformity with the requirements), shall prepare a revised Pre-Development Budget, Business Plan, Operating Budget, Development Budget and Leasing Plan, and shall deliver the same to NorthStar and identify changes to the same and the reasons therefor. Koll and NorthStar shall meet telephonically or in person, as appropriate, in order to discuss such documents within ten (10) business days after NorthStar's receipt thereof, and such documents shall be subject to the approval of NorthStar as provided by Section 5.1 B.

          9.2  REPRESENTATIONS AND WARRANTIES OF KOLL.

          A. Koll hereby represents and warrants to NorthStar and the Company, and each of them as follows: this Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Koll or KREG are and on the Closing Date will be duly authorized, executed and delivered by and are and will be binding upon the same. Koll is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of California, and is qualified to perform its obligations under this Agreement and the Collateral Agreements and the documents it is executing in connection with this transaction (including compliance with all applicable doing business laws). Each of Koll and KREG is duly authorized and qualified to enter into and do all things required of it under this Agreement and the Collateral Agreements it is executing in connection with this transaction. Neither this Agreement, any Collateral Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, breaches, invalidates, cancels, makes inoperative or interferes with, or results in the acceleration or maturity of, or requires any consent or authorization that has not been obtained under, any contract, agreement, lease, easement, right or interest, law or regulation to which Koll or KREG or, to the best knowledge of Koll, the Company Property, is subject.

          B.   Additionally, Koll represents to its best knowledge to NorthStar:

               (1) There is no pending litigation with respect to the Project and neither Koll nor any of its affiliates have received any written notice of threatened litigation with respect to the Project;

               (2) No Governmental Authority has rejected any proposal by Koll or any Affiliate thereof to change the existing Conditional Use Permit 83-CP-0501 for the Property as a hotel, including, without limitation, any proposal to obtain a conditional use permit to construct an office building on the Property;

               (3) Neither the Koll Center Irvine North Owners Association, the Irvine Company nor any other association having any jurisdictional review over the Property, pursuant to recorded covenants, conditions or restrictions, has rejected any of the current Plans and Specifications to develop the Property for office use;

               (4) The Project (as a 178,000 square foot office building) is consistent with the City of Irvine General Plan Land Use Designation of Urban and Industrial (Irvine Business Complex);

               (5) The Project (as a 178,000 square foot office building) is consistent with the zoning designation of 5.1 Irvine Business Complex Multi-Use. Office use is a permitted use within the zoning designation of 5.1; and

               (6) Subject to the City of Irvine's approval of Koll's proposed modification of the originally approved Conditional Use Permit 83-CP-0501 from a 551-room hotel to a 178,000 square foot office building, the Project (as a 178,000 square foot office building) shall be a permitted use for purposes of the City of Irvine's General Plan and applicable zoning ordinance.

Koll and NorthStar acknowledge and agree that the foregoing representations and warranties are a material inducement for NorthStar to enter into this Agreement, NorthStar is relying on such representations, and without Koll having made such representations and warranties, NorthStar would not have entered into this Agreement.

          9.3 REPRESENTATIONS AND WARRANTIES OF NORTHSTAR. NorthStar hereby represents and warrants to Koll and the Company, and each of them, as follows:
This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by NorthStar are and on the Closing Date will be duly authorized, executed and delivered by and are and will be binding upon the same. NorthStar is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and NorthStar is duly authorized and qualified to enter into and to do all things required of it under this Agreement and the documents it is executing in connection with this transaction (including compliance with all applicable doing business laws). Neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, breaches, invalidates, cancels, makes inoperative or interferes with, or results in the acceleration or maturity of, or requires any consent or authorization that has not been obtained under, any contract, agreement, lease, easement, right or interest, law or regulation, to which NorthStar is subject (other than as a result of its entry into this Agreement).

                                      ARTICLE X
                                    MISCELLANEOUS

          10.1 NOTICES. Any notice which a party is required or may desire to give the other party shall be in writing and may be delivered (1) personally,
(2) by United States registered or certified mail, postage prepaid, (3) by Federal Express or other reputable Courier service regularly providing evidence of delivery (with charges paid by the party sending the notice); or (4) by telecopy, provided that such telecopy shall be immediately followed by delivery of such notice pursuant to clause (1), (2) or (3) above. Any such notice shall be addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

          TO KOLL:

               KREG-OC, L.P.
               c/o KREG Operating Co.
               4343 Von Karman Avenue
               Newport Beach, California  92260
               Attention:     Mr. James C. Watson, Division President
               Office:   (714) 833-3030
               Facsimile:     (714) 252-9116

          WITH COPIES TO:

               KREG Operating Co.
               4343 Von Karman Avenue
               Newport Beach, California 92260
               Attention:     President
               Office:        (714) 833-3030
               Facsimile:     (714) 975-0136

               Allen, Matkins, Leck, Gamble & Mallory LLP
               18400 Von Karman Avenue, Fourth Floor
               Irvine, California  92612-1597
               Attention:     Thomas C. Foster, Esq.
               Office:        (714) 553-1313
               Facsimile:     (714) 553-8354

          TO NORTHSTAR:

               KN Star
               c/o NorthStar Capital Partners, LLC
               527 Madison Avenue
               New York, New York  10022
               Attention:     Mr. David Hamamoto
               Office:   (212) 319-3400
               Facsimile:     (212) 319-4557

          WITH A COPY TO:

               Skadden, Arps, Slate, Meagher & Flom LLP
               919 Third Avenue
               Forty-Fifth Floor
               New York, New York  10022-3897
               Attention:  Benjamin F. Needell, Esq.
               Office:        (212) 735-3000
               Facsimile:     (212) 735-2000

Any notice so given by United States mail or courier service shall be deemed to have been given on the date delivered (whether accepted or refused) as evidenced by the return receipt or other proof of delivery. Any notice not so given by U.S. mail or courier service shall be deemed to be given upon receipt of the same by the party to whom the same is to be given.

          10.2 ACKNOWLEDGMENT BY MEMBERS. Each Member acknowledges the following: (A) it is familiar with the business proposed to be conducted by the Company; (B) it has been advised that its interest in the Company may not be sold, transferred, or otherwise disposed of except as provided herein; (C) it understands that its interest in the Company has not been registered under the Securities Act of 1933 (the "SECURITIES ACT"), or any State securities laws, in reliance on an exemption for private offerings or the fact that it is not a security and if its interest in the Company is a security, such Member may not be able to resell it unless it is registered under the Securities Act and applicable State securities laws or unless an exemption from such registration is available; (D) it is a "sophisticated investor" with substantial prior experience in high-risk business investments and is aware of and familiar with the risks associated with a private limited liability company and would qualify as an "accredited investor" as such is defined in Rule 501 of Regulation D, as enacted pursuant to Sections 3(b) and 4(2) of the Securities Act; (E) it is acquiring its interest in the Company for its own account, for investment only and with no present intention of distributing, reselling, pledging, or otherwise disposing of its interest; and (F) that it is familiar with the type of investment which its interest in the Company constitutes and has reviewed the acquisition of such interest with its tax and independent legal counsel and investment representatives to the extent it deems necessary.

          10.3 CONSTRUCTION. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party).

          10.4 TIME IS OF THE ESSENCE. Time is of the essence with respect to this Agreement,

          10.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties. This Agreement supersedes any prior agreement or understandings between the parties.

          10.6 AMENDMENTS. This Agreement may be amended by written agreement of amendment executed by all Members, but not otherwise, unless expressly provided herein.

          10.7 GOVERNING LAW; VENUE. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware (without regard to conflicts of laws). Each party hereby consents to the exclusive jurisdiction of any state or federal court located within California, waives personal service of any and all process upon it, consents to service of process by registered mail directed to it at the address stated in Section 9.1, and acknowledges that service so made shall be deemed to be completed upon actual delivery thereof (whether accepted or refused). In addition, each party consents and agrees that venue of any action instituted under this Agreement or any agreement executed in connection herewith shall be proper only in California, and hereby waves any objection to venue.

          10.8 SUCCESSORS AND ASSIGNS. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns.

          10.9 CAPTIONS. Captions contained in this Agreement in no way define, limit or extend the scope or intent of this Agreement.

          10.10 SEVERABILITY. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to the persons or circumstances, shall not be affected thereby.

          10.11 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

          10.12 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies upon any person, other than the parties hereto and, subject to the restrictions on assignment herein contained, their respective successors and assigns.

          10.13  CERTAIN TERMINOLOGY.

          A. Whenever the words "including", "include" or "includes" are used in this Agreement, they should be interpreted in a non-exclusive manner as though the words ", without limitation," immediately followed the same.

          B. Except as otherwise indicated, all Article, Section and Exhibit references in this Agreement shall be deemed to refer to the Sections and Articles in, and the Exhibits to, this Agreement.

          10.14 BROKERS. Each Member represents and warrants to the other Member and the Company that no broker or finder has been engaged by it in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a Claim for broker's or finder's fee or commissions in connection herewith, then each Member shall indemnify, protect, defend and hold the Company, the other Member, and the Company Property harmless from and against the same if it shall be based upon any statement or agreement alleged to have been made by it or its Affiliates.

          10.15 SURVIVAL. All warranties, representations, covenants, obligations and agreements contained in this Agreement shall survive the closing and any and all performances hereunder. All warranties and representations shall be effective regardless of any investigation made or which could have been made by the party benefiting from such warranties and representations. Unless otherwise expressly provided herein, all obligations and liabilities accruing prior to the termination of this Agreement shall survive the termination hereof.

          10.16 NON-BUSINESS DAYS. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day (i.e., Saturday, Sunday or a holiday recognized by the U.S. federal government or the State of California or Delaware), then such period or date shall be extended until the immediately following business day.

          10.17 INCORPORATION OF EXHIBITS. All exhibits attached and referred to in this Agreement are hereby incorporated herein as fully set forth in (and shall be deemed to be a part of) this Agreement.

          10.18 EFFECTIVENESS. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


"NORTHSTAR"
KN STAR CORP.,
a Delaware corporation



By: /s/ Peter Ahl
   --------------------------
Name:  Peter Ahl
Title:  Vice President

"KOLL"
KREG-OC, L.P., a California limited partnership


By:  KREG Operating Co.,,
     a Delaware corporation,
     Its:  Sole General Partner


     By: /s/ Martin Kruphoff
        ---------------------------
     Name: Martin Kruphoff
          -------------------------
     Title: Exec. Vice President
           ------------------------

                                       EXHIBITS
                                       --------


          A -  Legal Description of the Property

          B -  Intentionally Omitted

          C -  Intentionally Omitted

          D -  Certain Tax and Accounting Matters

          E -  Intentionally Omitted

          F -  Determination of Fair Market Value

                                      EXHIBIT A

                          LEGAL DESCRIPTION OF THE PROPERTY

                                      EXHIBIT B

                                    BUSINESS PLAN

                               [Intentionally Omitted]

                                      EXHIBIT C


                               [Intentionally Omitted]

                                      EXHIBIT D

                          CERTAIN TAX AND ACCOUNTING MATTERS

                                    [KN One, LLC]


                                  CAPITAL ACCOUNTS

          1.1 MAINTENANCE OF CAPITAL ACCOUNTS; GENERAL RULES. A separate "Book Capital Account" (as defined in Section 1.2 of this EXHIBIT "D") shall be maintained for each Member in accordance with the provisions of this Article I.

          1.2 BOOK CAPITAL ACCOUNTS. A capital account (the "Book Capital Account") for each Member shall be maintained at all times during the term of the Company in accordance with this Section 1.2 and the capital accounting rules set forth in Section 1.704-1(b)(2)(iv) of the Income Tax Regulations, as the same may be amended from time to time ("Income Tax Regulations"). The Company shall make all adjustments required by said Section 1.704-1(b)(2)(iv), including, without limitation, the adjustments contained in Section 1.704-1(b)(2)(iv)(g) of the Income Tax Regulations (relating to "Section 704(c) Property", as defined in Section 2.3B(1) of this EXHIBIT "D"). In the event that at any time during the term of the Company it shall be determined that the Book Capital Accounts shall not have been maintained as required by this Section 1.2, then said accounts shall be retroactively adjusted so that the same shall conform to this Section 1.2.

          A. BOOK BASIS OF COMPANY PROPERTY. As used herein, "Book Basis" of an item of Company Property means the adjusted basis of such item as reflected in the books of the Company, determined and maintained in accordance with the capital accounting rules contained in Section 1.704-1(b)(2)(iv) of the Income Tax Regulations.

          B. INITIAL BOOK CAPITAL ACCOUNTS. The "Initial Book Capital Account" of a Member, as of the Effective Date, shall be the amount contributed by such Member on or before the Effective Date pursuant to Section 3.1 of the Limited Liability Company Agreement to which this Exhibit is attached (the "LLC Agreement").

          C. OPTIONAL REVALUATIONS OF COMPANY PROPERTY. The Company will, at NorthStar's discretion, make the election to revalue Company Property permitted under Section 1.704-1(b)(2)(iv)(f) of the Income Tax Regulations.

          D.   DETERMINATION OF BOOK ITEMS.  Consistent with the provisions of
Section 1.704-1(b)(2)(iv)(g)(3) of the Income Tax Regulations: (1) "Book Depreciation" (which means the depreciation, depletion or amortization deduction or allowance that shall be allowable to the Company with respect to an item of Company Property, determined in the manner hereinafter set forth) for each item of Company Property shall be the amount that bears the same relationship to the "Adjusted Book Basis" (which means, with respect to an item of Company Property, the Book Basis of such item as the same may be adjusted from time to time by Book Depreciation allowable with respect to such item of Company Property) of such item of Company Property as the Tax Depreciation (as defined in Section 2.3A) with respect to such item of Company Property for such year bears to the "adjusted basis" (within the meaning of Section 1011(a) of the Internal Revenue Code of 1986, as amended the "Code") of such item of Company Property; and (2) "Book Gain or Loss" shall be the gain or loss recognized by the Company from the sale or other disposition of Company Property (such gain or loss determined by reference to the Adjusted Book Basis, and not the adjusted tax basis, of such property to the Company). If an item of Company Property shall have an "adjusted basis" (as defined in the preceding sentence) equal to Zero, Book Depreciation shall be determined under a reasonable method, which method shall be selected by the Company.

          E. BOOK ADJUSTMENTS ON DISTRIBUTIONS. With respect to all distributions of Company Property to the Members, the Company shall comply with the provisions contained in Section 1.704-1(b)(2)(iv)(e) of the Income Tax Regulations (relating to adjustments to the Members' Book Capital Accounts in connection with such distributions) and all allocations and adjustments made in connection therewith shall be in accordance with Article II of this EXHIBIT "D".

                                      ARTICLE II

                           ALLOCATION OF INCOME, LOSSES AND
                         DEDUCTIONS FOR BOOK AND TAX PURPOSES

          2.1 PROFITS AND LOSSES. The "Profits" or "Losses" of the Company (which means the Company's taxable income or loss, respectively, as calculated in accordance with Section 703(a) of the Code with, however, (i) all items of income, gain, loss or deduction required to be stated separately pursuant to
Section 703(a)(1) of the Code being included in such taxable income or loss,
(ii) any income and gain
that is exempt from tax, and all expenditures described in Section 705(a)(2)(B) of the Code (or treated as expenditures so described pursuant to Section 1.704-1(b)(2)(iv)(i) of the Income Tax Regulations) being included in such Profits or Losses, (iii) Book Depreciation (and not Tax Depreciation as defined in Section 2.3A of this EXHIBIT "D") being included in calculating such Profits or Losses, and (iv) Book Gain or Loss (and not Tax Gain or Loss as defined in
Section 2.3B of this EXHIBIT "D"]) being included in calculating such Profits or Losses, but excluding in such calculation the amounts allocated under Sections 2.3, 2.4 and 2.5 immediately below) for each fiscal year of the Company, shall be allocated to the Members in the following order and priority (an allocation of Profits and Losses to a Member shall be deemed to be a prorata allocation to such Member of each item of income, gain, loss, deduction or any other item taken into account in computing such Profits and Losses and solely for purposes of determining the amount of Losses previously allocated to a Member that have been offset by an allocation of Profits to such Member under any subsection of
Section 2.1A, the amount of any allocation of income or gain to such Member under Section 2.5A shall be treated as an allocation of Profits):

          A. PROFIT. If there shall be Profits for such fiscal year, such Profits shall be allocated among the Members as follows:

               (1) first, to the Members (in proportion to the amounts of Profits to a be allocated in accordance with this Section 2.1A(1)) until there shall have been allocated to each Member Profits equal to the excess, if any, of
(X) the cumulative amount of Losses allocated to such Member pursuant to Section 2.1B(4) hereof through and including such fiscal year; over (Y) the cumulative amount of Profits allocated to such Member pursuant to this Section 2.1A(1) through and including such fiscal year;

          (2) next, to the Members (in proportion to the amounts of Profits to be allocated in accordance with this Section 2.1A(2)) until there shall have been allocated to each Member Profits equal to the excess, if any, of (X) the cumulative amount of Losses allocated to such Member pursuant to Section 2.1B(3) hereof through and including such fiscal year; over (Y) the cumulative amount of Profits allocated to such Member pursuant to this Section 2.1A(2) through and including such fiscal year; and

          (3) next, to the Members until there shall have been allocated to each Member Profits equal to the X minus Y plus Z in the following: (X) the cumulative amount of each such Member's accrued Preferred Return from the effective date of the LLC Agreement through and including such fiscal year; (Y) the cumulative amount of Profits allocated to such Member pursuant to this Section 2.1A(3) through and including such fiscal year; (Z) the cumulative amount of Losses allocated to such Member pursuant to Section 2.1B(2) hereof through and including such fiscal year;

               (4) next, to the Members in proportion to their respective Company Percentages.

          B. LOSSES. If there shall be Losses for such fiscal year, such Losses shall be allocated among the Members as follows:

               (1) first, to the Members (in proportion to the amount of Losses to be allocated in accordance with this Section 2.1B(1)), until there shall have been allocated to each Member Losses equal to the excess, if any, of (X) the cumulative amount of Profits allocated to such Member pursuant to Section 2.1A(4) hereof through and including such fiscal year; and (Y) the cumulative amount of Losses allocated to such Member pursuant to this Section 2.1B(1) through and including such fiscal year;

               (2) next, to the Members (in proportion to the amount of Losses to be allocated in accordance with this Section 2.1B(2)), until there shall have been allocated to each Member Losses equal to the excess, if any, of (X) the cumulative amount of Profits allocated to such Member pursuant to Section 2.1A(3) hereof through and including such fiscal year; and (Y) the cumulative amount of Losses allocated to such Member pursuant to this Section 2.1B(2) through and including such fiscal year;

               (3) next, to the Members (in proportion to the amount of Losses to be allocated in accordance with this Section 2.1B(3)) until there shall have been allocated to each Member Losses equal to the excess, if any, of (X) the cumulative amount of the contributions by such Member to the Company pursuant to
Article III of the LLC Agreement; over (Y) the cumulative amount of Losses allocated to such Member pursuant to this Section 2.1B(3), net of the cumulative amount of Profits allocated to such Member pursuant to Section 2.1A(2) hereof, through and including such fiscal year; and

               (4) next, to the Members in proportion to their respective Company Percentages.

          C.   If NorthStar makes the Pre-Development Sale Election pursuant to
Section 5.2A(2) of the Agreement and Koll does not exercise its right to purchase NorthStar's interest in the Company pursuant to the provisions of
Section 5.2C of the Agreement, appropriate adjustment shall be made to the allocation of Profits and Losses under this Section 2.1 in order to properly reflect the distribution of Net Sale Proceeds and Net Financing Proceeds to the Members pursuant to Section 4.3 of the Agreement.

          2.2  INTENTIONALLY DELETED.

          2.3  TAX ALLOCATIONS.

          A.   ALLOCATION OF TAX DEPRECIATION.  Except to the extent required by
Section 704(c) of the Code or the regulations promulgated thereunder, "Tax Depreciation" for each fiscal year of the Company (which means the depreciation, depletion or amortization deduction or allowance that shall be allowable for federal income tax purposes to the Company with respect to an item of Company Property) shall be allocated to the Members in the same manner that Book Depreciation shall have been allocated to the Members pursuant to Section 2.1 of this EXHIBIT "D".

          B. TAX GAIN OR LOSS. The gain or loss for federal income tax purposes from the sale or other disposition of Company Property ("Tax Gain or Loss") for each fiscal year of the Company shall be allocated to the Members as provided in this Section 2.3. Tax gain or loss for purposes of this Section shall be calculated (1) without including any income from interest on any deferred portion of the sale price and (2) without including in the tax basis of the Company Property any remaining special basis adjustment to Company Property under Section 732(d) or 743 of the Code except to the extent that such special basis adjustment is allocated to the common basis of Company Property under
Section 1.734-2(b)(1) of the Income Tax Regulations. The Members agree that the tax effects of any special basis adjustment that is not included in the calculation of tax gain or loss in accordance with clause (2) of the preceding sentence shall be separately reflected in calculating the tax gain or loss of the Member or Members to whom such special basis adjustment relates.

               (1) IN GENERAL. In the case of "Section 704(c) Property" (as hereinafter defined), Tax Gain or Loss (as the case may be) shall be allocated in accordance with the requirements of Section 704(c) of the Code and the Income Tax Regulations thereunder and such other provisions of the Code as govern the treatment of Section 704(c) Property. Any gain or loss in excess of the amount allocated pursuant to the preceding sentence (or, in the case of property which is not

Section 704(c) Property, all Tax Gain or Loss) shall be allocated among all the Members in the same ratio that the book gain or loss with respect to such property is allocated in accordance with Article II of this EXHIBIT "D"; provided, however, in the event that there is no book gain or loss, then any Tax Gain or Loss in excess of the amount allocated pursuant to the preceding sentence shall be allocated among the Members in accordance with Section 2.1A(4) in the event of Tax Gain and Section 2.1B(4) in the event of Tax Loss. As used herein, "Section 704(c) Property" means (i) each item of Company Property which is contributed to the Company and to which Section 704(c) of the Code or Section 1.704-1(b)(2)(iv)(d) of the Income Tax Regulations applies, and (ii) each item of Company Property which, as contemplated by Section 1.704-1(b)(4)(i) and other analogous provisions of the Income Tax Regulations, is governed by the principles of Section 704(c) of the Code (or principles analogous to the principles contained in Section 704(c) of the Code) by virtue of (a) an increase or decrease in the Book Capital Accounts of the Members to reflect a revaluation of Company Property on the Company's books as provided by Section 1.704-1(b)(2)(iv)(f) of the Income Tax Regulations, (b) the fact that it constitutes a receivable, account payable, or other accrued but unpaid item which, under principles analogous to those applying to an item of Company Property having an adjusted tax basis that differs from its Book Basis, is treated as an item of property described in Section 1.704-1(b)(2)(iv)(g)(2) of the Income Tax Regulations, or (c) any other provision of the Code or the Income Tax Regulations (including, without limitation, Section 1.704-1(b)(4)(i) of the Income Tax Regulations) as the same may from time to time be construed, to the extent that, and for so long as, such item of Company Property continues to be governed by the principles of Section 704(c) of the Code (or principles analogous to the principles contained in Section 704(c) of the Code).

               (2) RECAPTURE INCOME. If, in the event of a gain on any sale, exchange or other disposition of Company Property, all or a portion of such gain is characterized as ordinary income ("Recapture") by virtue of the recapture rules of Section 1250, Section 1245 or otherwise, then the Recapture shall be allocated between or among the Members in the same ratio that Tax Depreciation allowable with respect to such Company Property had been allocated between or among them; provided, however, that under no circumstances shall there be allocated to any Member Recapture in excess of the gain allocated to such Member under this subsection B (and such excess shall be allocated instead between or among the Members as to which this proviso does not apply, in proportion to the gain allocated between or among them).

               (3) OTHER ITEMS RELATING TO SECTION 704(C) PROPERTY. Any item of income, gain, loss or deduction relating to an item of Section 704(c) Property shall be allocated in accordance with the requirements of Section 704(c) of the Code and the Income Tax Regulation thereunder and such other provisions of the Code as govern the treatment of Section 704(c) Property and the related book item shall be allocated in a manner consistent with the Income Tax Regulations promulgated under Section 704(b) of the Code.

          2.4  EXCEPTIONS.

          A.   LIMITATIONS.

               (1) GENERAL LIMITATION. Notwithstanding anything to the contrary contained in this Article II, no allocation shall be made to a Member which would cause such Member to have a deficit balance in its Adjusted Book Capital Account which exceeds the sum of such Member's share of Company Minimum Gain and such Member's share of Member Nonrecourse Debt Minimum Gain. If the limitation contained in the preceding sentence would apply to cause an item of loss or deduction to be unavailable for allocation to all Members, then such item of loss or deduction shall be allocated between or among the Members in accordance with Section 2.1B(4).

               (2) NONRECOURSE DEDUCTIONS AND MEMBER NONRECOURSE DEDUCTIONS. Notwithstanding anything to the contrary contained in this Article II hereof,
(i) Nonrecourse Deductions (as defined in Section 2.4C) shall be allocated to the Members in proportion to their respective Company Percentages in effect for the period with respect to which such allocation is being made and (ii) any and all items of loss and deduction and any and all expenditures described in
Section 705(a)(2)(B) of the Code (or treated as expenditures so described pursuant to Section 1.704-1(b)(2)(iv)(i) of the Income Tax Regulations) (collectively, "Member Nonrecourse Deductions") that are (in accordance with the principles set forth in Section 1.704-2(i)(2) of the Income Tax Regulations) attributable to Member Nonrecourse Debt shall be allocated to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt. If more than one Member bears such Economic Risk of Loss, such Member Nonrecourse Deductions shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss. If more than one Member bears such Economic Risk of Loss for different portions of a Member Nonrecourse Debt, each such portion shall be treated as a separate Member Nonrecourse Debt.

          B.   MINIMUM GAIN CHARGEBACKS.

               (1)  COMPANY MINIMUM GAIN.  Except to the extent provided in
Section 1.704-2(f)(2), (3), (4) and (5) of the Income Tax Regulations, if there is, for any fiscal year of the Company, a net decrease in Company Minimum Gain, there shall be allocated to each Member, before any other allocation pursuant to
Article II hereof is made under Section 704(b) of the Code) of Company items for such fiscal year, items of income and gain for such year (and, if necessary, for subsequent years) equal to such Member's share of the net decrease in Company Minimum Gain. A Member's share of the net decrease in Company Minimum Gain is the amount of such total net decrease multiplied by the Member's percentage share of the Company's Minimum Gain at the end of the immediately preceding taxable year, determined in accordance with Section 1.704-2(g)(1) of the Income Tax Regulations. Items of income and gain to be allocated pursuant to the foregoing provisions of this Section 2.4B(1) shall consist first of gains recognized from the disposition of items of Company Property subject to one or more Nonrecourse Liabilities of the Company, and then of a pro rata portion of the other items of Company income and gain for that year.

               (2) MEMBER NONRECOURSE DEBT MINIMUM GAIN. Except to the extent provided in Section 1.704-2(i)(4) of the Income Tax Regulations, if there is, for any fiscal year of the Company, a net decrease in Member Nonrecourse Debt Minimum Gain, there shall be allocated to each Member that has a share of Member Nonrecourse Debt Minimum Gain at the beginning of such fiscal year before any other allocation pursuant to Article II hereof (other than an allocation required pursuant to Section 2.4B(1) that is made under Section 704(b) of the
Code) of Company items for such fiscal year, items of income and gain for such year (and, if necessary, for subsequent years) equal to such Member's share of the net decrease in the Member Nonrecourse Debt Minimum Gain. The determination of a Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain shall be made in a manner consistent with the principles contained in Section 1.704-2(g)(1) of the Income Tax Regulations. The determination of which items of income and gain to be allocated pursuant to the foregoing provisions of this
Section 2.4B(2) shall be made in a manner that is consistent with the principles contained in Section 1.704-2(f)(6) of the Income Tax Regulations.

               (3)  CERTAIN DEFINED TERMS.  For purposes of this EXHIBIT "D",
(i) "Company Minimum Gain" shall have the meaning set forth in Section 1.704-2(b)(2) of the Income Tax Regulations; (ii) "Member Nonrecourse Debt" shall have the meaning set forth in Section 1.704(b)-2(b)(4) of the Income Tax Regulation; (iii) "Member Nonrecourse Debt Minimum Gain" shall have the meaning set forth in Section 1.704-2(i)(2) of the Income Tax Regula-tions; (iv) "Nonrecourse Liability" shall have the meaning set forth in Section 1.704-2(b)(3) of the Income Tax Regulations; (v) "Adjusted Book Capital Account" means the Book Capital Account of a Member reduced by any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Income Tax Regulations; (vi) "Economic Risk of Loss" shall have the meaning set forth in Section 1.752-2 of the Income Tax Regulations; and
(vii) "Nonrecourse Deductions" shall have the meaning in Section 1.704-2(b)(1) of the Income Tax Regulations.

          2.5  QUALIFIED INCOME OFFSET AND SAVINGS CLAUSE.

          A. Notwithstanding anything to the contrary in this EXHIBIT "D", in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Income Tax Regulations, there shall be specially allocated to such Member such items of Company income and gain, at such times and in such amounts as will eliminate as quickly as possible the deficit balance (if any) in its Book Capital Account (in excess of the sum of such Member's share of Member Minimum Gain and such Member's share of Member Nonrecourse Debt Minimum Gain) created by such adjustments, allocations or distributions. To the extent permitted by the Code and the Income Tax Regulations, any special allocations of items of income or gain pursuant to this Section 2.5 shall be taken into account in computing subsequent allocations of Profits or Losses pursuant to this Article II, so that the net amount of any items so allocated and the subsequent Profits or Losses allocated to the Members pursuant to this Article II shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Member pursuant to the provisions of this Article II if such unexpected adjustments, allocations or distribution had not occurred.

          B. The parties intend that the foregoing tax allocation provisions of this Article II shall produce final Capital Account balances of the Members that would permit liquidating distributions, if such distributions were made in accordance with final Capital Account balances (instead of being made in the order of priorities set forth in Article IV of the LLC Agreement), to be made (after unpaid loans and interest thereon, including those owed to Members, have been paid) in a manner identical to the order of priority set forth in Article IV of the LLC Agreement. To the extent that the tax allocation provisions of this Article II would fail to produce such final Capital Account balances, (i) such provisions shall be amended by the Members if and to the extent necessary to produce such result and (ii) taxable income and taxable loss of the Company for prior open years (or items of gross income and deduction of the Company for such years) shall be reallocated among the Members to the extent it is not possible to achieve such result without allocations of items of income (including gross income) and deduction for the current year and future years, as reasonably approved by the Members. This Section 2.5B shall control notwith-standing any reallocation or adjustment of taxable income, taxable loss, or items thereof, by the Internal Revenue Service or any other taxing authority.

          2.6  MEMBERS' INTERESTS IN COMPANY PROFITS FOR PURPOSES OF SECTION
752. As permitted by Section 1.752-3(a)(3) of the Income Tax Regulations, the Members hereby specify that solely for purposes of determining their respective shares of excess Nonrecourse Liabilities of the Company, the Members' respective shares of Company profits shall be in proportion to their respective Company Percentages in effect for the period with respect to which such allocation is being made.

                                     ARTICLE III

                              TAX AND ACCOUNTING MATTERS

          A. The Company will be on the accrual basis for both tax and accounting purposes.

          B. The Company book and records shall be prepared in accordance with tax accounting principles, consistently applied. Such books and records shall be audited by such certified public accountants as selected by NorthStar.

          C. The fiscal year of the Company shall end on the 31st day of December in each year.

          D.   Managing Member shall comply with the requirements contained in
SECTION 1446 of the Code and comparable tax laws of any other State in which the Company is engaged in business (regarding income tax withholding on certain income that is allocated to Members who are non-U.S. persons) and any successor or replacement provision or Provisions of law or administrative guidance (the "Foreign Partner Withholding Law"). Managing Member is hereby authorized and directed by each Member to withhold from the distributions or other amounts payable to such Member under the LLC Agreement such amount or amounts ("Required Foreign Partner Withholding") as Managing Member reasonably determines are required by the Foreign Partner Withholding Law, and to remit the Required Foreign Partner Withholding to the Internal Revenue Service and/or such other applicable State taxing agency at such time or times as may from time to time be required by the relevant taxing authority. If Managing Member determines, at any time that the Required Foreign Partner Withholding with respect to a particular Member exceeds the amount of distributions or other amounts payable to such Member at such time (a "Cash Shortfall"), the Member in question shall immediately make a cash contribution to the Company equal to the amount of such Cash Shortfall, which the Managing Member shall use to effectuate the Required Foreign Partner Withholding. When remitting the Required Foreign Partner Withholding, Managing Member shall inform the relevant taxing authority of the name and tax identification number of the Member for whose account such Required Foreign Partner Withholding is being made. In complying with the provisions of this paragraph, Managing Member shall be entitled to presume irrebuttably that a Member is subject to the Foreign Partner Withholding Law unless: (i) Such member shall have previously provided Managing Member with a completed and signed certificate of non-foreign status, in the Form attached as Schedule "1", such certificate was furnished to Managing Member not earlier than during the third taxable year of the Company preceding the taxable year under consideration, Managing Member has not been notified by such partner that its status under such certificate has changed, and Managing Member does not have actual knowledge that the status of such determines, based upon all facts and circumstances (including, without limitation, the provisions contained in Revenue Procedure 89-31, 1989-1 Cum. Bull. 895, or any successor Revenue Procedure, guideline or administrative pronouncement), that the Foreign Partner Withholding Law does not apply in a particular instance.

                                      ARTICLE IV

                            NO DEFICIT FUNDING OBLIGATION

     No Member having a negative balance in its Book Capital Account shall have any obligation to the Company or to any other Member to restore its Book Capital Account to zero.

                                      ARTICLE V

                                 ORDER OF APPLICATION

     For purposes of this EXHIBIT "D", the following provisions set forth in the LLC Agreement and this EXHIBIT "D" shall be applied in the following order:

          A.   Article IV of the LLC Agreement relating to distributions.

          B. Section 2.4A(1) of this EXHIBIT "D" relating to general limitations.

          C. Section 2.4A(2) of this EXHIBIT "D" relating to Member Nonrecourse Deductions.

          D. Section 2.4B(1) of this EXHIBIT "D" relating to chargeback of company Minimum Gain.

          E. Section 2.4B(2) of this EXHIBIT "D" relating to chargebacks of Member Nonrecourse Debt Minimum Gain.

          F. Section 2.5 of this EXHIBIT "D" relating to qualified income offset.

          G. Section 2.2 of this EXHIBIT "D" relating to allocations of item of gross Losses.

          H. Section 2.1 of this EXHIBIT "D" relating to allocations of Profits and Losses.

These provisions shall be applied as if all contributions, distributions and allocations with respect to a given fiscal year were made at the end of the Company's fiscal year. Where any provision depends on the Book Capital Account of any Member, such Book Capital Account shall be determined after the application of all preceding provisions for the year.


                                      ARTICLE VI

                       CLOSING OF COMPANY BOOKS IN CONNECTION
                          WITH ADMISSION OF NEW MEMBER OR
                           TRANSFER OF MEMBER'S INTEREST

     Upon the effective date (the "Effective Date") of the admission of a new Member into the Company or of a valid transfer of all or part of a Member's interest in the Company pursuant to Article VI of the LLC Agreement, the books of the Company shall be closed in accordance with Section 706(d) of the Code, and consistent therewith: (X) items of income, deduction, gain, loss and/or credit of the Company that are recognized prior to the Effective Date shall be allocated among those persons or entities who were Members in the Company prior to the Effective Date; and (Y) items of income, deduction, gain, loss and/or credit of the Company that are recognized after the Effective Date shall be allocated among the persons or entities who were Members after the Effective Date.

                                 TAX MATTERS PARTNER

     Managing Member shall be "the tax matters partner" of the Company as such term is defined in SECTION 6231(a)(7) of Code (the "Tax Matters Partner"), and it shall serve as such at the expense of the Company with all powers granted to a tax matters partner under the Code. Managing Member shall use its best efforts to cause the Company's accountant to prepare and file on a timely basis, with due regard to extensions, all tax and information returns that the Company may be required to file, all at Company expense. No tax or information return shall be filed unless approved by NorthStar. The Company's accountants are (i) to deliver all tax and information returns to the Members for their review and reasonable approval at least thirty (30) days in advance of the required filing date therefor (taking into account any extensions approved by the Members), and
(ii) to furnish the Members with a projection of the Company's taxable income or loss for each fiscal and tax year of the Company by December of each such year to assist in year-end tax planning, all at Company expense. Each Member shall give prompt notice to each other Member of any and all notices it receives from the Internal Revenue Service concerning the Company, including any notice of audit, any notice of action with respect to a revenue agent's report, any notice of a 30-day appeal letter and any notice of a deficiency in tax concerning the Company's federal income tax return. The Tax Matters Partner shall at Company expense furnish each Member with status reports regarding any negotiation between the Internal Revenue Service and the Company, and each such Member, if it so requests, may participate in such negotiation. The Tax Matters Partner shall use its best efforts to cause the Company's accountants to prepare and deliver to each Member an information reporting return (Schedule K-1) reflecting each Member's distributive share of all income, gain, loss, deductions, allowances or credits of the Company for each fiscal year, and will provide the information necessary for such accountants to do so and to issue the other reports required hereunder on a timely basis. The Tax Matters Partner shall not enter into any settlement with any taxing authority (federal, state or local), or extend the statute of limitations, on behalf of the Company or the Members without the approval of NorthStar.

                                      EXHIBIT E

                              [Intentionally Omitted]

                                     EXHIBIT "F"

                         DETERMINATION OF FAIR MARKET VALUE

The following provisions set forth the procedure for determining fair market value referred to in the limited liability company agreement (this "Agreement") to which this Exhibit is attached and of which this Exhibit is a part. Except as otherwise indicated, each capitalized term used herein shall have the meaning set forth for the same elsewhere in this Agreement.

          A. DEFINITION. "Fair Market Value" means the price (as determined pursuant to this Exhibit) at which the property (the "Subject Property") to be appraised would be sold for cash by a willing seller, not compelled to sell, to a willing buyer, not compelled to buy, on a free and clear basis, unencumbered by any financing (including, without limitation, any deeds of trust, mortgages, ground leases in connection with sale/leaseback financing or other security instruments securing any financing). However, the determination of the Fair Market Value of the Subject Property shall take into account (and be reduced by) the total closing costs (including attorneys' fees, title insurance costs, brokers' fees and recordation costs) that would customarily be paid by the seller of properties of like kind and stature.

          B. AGREEMENT PROCEDURE. First, the Members shall attempt to determine the Fair Market Value of the Subject Property by agreement in accordance with this subsection B.

               (1) PROPOSAL. On (or within 15 days before or after) the date (the "Determination Date") as of which the determination of Fair Market Value is to be made, Electing Member may give Dissolution Member written notice of its proposed Fair Market Value of the Subject Property. If Dissolution Member disagrees with such proposed Fair Market Value, Dissolution Member shall notify Electing Member in writing, within 10 business days after Electing Member's approval is delivered, of its disagreement and its counter-proposal (and failure to do so within such 10-business day period shall be deemed to constitute Dissolution Member's agreement with Electing Member's proposal). Such 10-business day period is herein called the "Proposal Period".

          (2) SUPPLEMENTAL DISCUSSION. If the parties fail to reach actual (or deemed) agreement during the Proposal Period (or if the proposal described above is not given), then the parties shall use good faith efforts to reach agreement on the Fair Market Value of the Subject Property on or before the "Outside Negotiation Date" (which, as used herein, means the date that is 20 business days after the Determination Date or, if later, 10 business days after the Proposal Period, if any).

          C. APPRAISAL PROCEDURE. If agreement is not reached (or deemed reached) on or before the Outside Negotiation Date, then the Fair Market Value of the Subject Property shall be determined by an appraisal made by a single appraiser or by a board of three appraisers as hereinafter provided in this subsection C.

               (1)  APPOINTMENT OF APPRAISERS.

          (a) APPRAISER QUALIFICATIONS. Each appraiser selected under this Exhibit must (i) be a reputable real estate appraiser, (ii) be a member of the American Institute of Real Estate Appraisers or a successor body hereinafter constituted exercising a similar function, (iii) have experience in appraising property similar to the Subject Property (in terms of location, size, improvements and quality) and(iv) have no direct or indirect financial or other business interests in any party to this Agreement.

          (b) SELECTION PROCESS. During the 15-day Period immediately following the Outside Negotiation Date, the parties will endeavor to jointly select, approve and appoint an appraiser to appraise the Subject Property for the purposes of this Exhibit. If the parties have not jointly appointed an appraiser by the date which is 15 days after the Outside Negotiation Date, then except as hereinafter provided, the appraisal of the Subject Property for the purposes of this Exhibit will be conducted by a board of three appraisers, one appointed by Electing Member, one appointed by Dissolution Member and the third appointed by the first two appraisers. In such event, the first two appraisers shall be appointed by the parties by a date which is nor later than 30 days after the Outside Negotiation Date, and the third appraiser shall be appointed by the first two appraisers within 15 days after the appointment of the first two appraisers, provided, however, that if only one Member appoints an appraiser within 30 days after the Outside Negotiation Date, then such appraiser shall be the sole appraiser to appraise the Subject Property. If the first two appraisers are unable to agree on a third appraiser, such third appraiser shall be appointed by the senior federal district court judge, or such other federal district court judge as he may designate, for the district in which the Subject Property is located, acting in his non-judicial capacity. If such federal district court judge refuses to act within 15 days after such request, such third appraiser shall be appointed pursuant to the rules of the American Arbitration Association.

          (c) COSTS. The costs and expenses of each of the first two appraisers shall be paid by the party appointing such appraiser, and the costs and expenses of the third appraiser (or the single appraiser, if one appraiser, instead of three appraisers, is used) shall be shared equally by the parties.

               (2)  DETERMINATION BY APPRAISERS.

          (a) APPRAISAL BY ONE APPRAISER. If appraisal is to be conducted by a single appraiser, the appraiser appointed shall proceed to appraise the Subject Property and notify parties by written notice of the amount of the Fair Market Value of the Subject Property, which notice shall be accompanied by a copy of this appraisal report, not later than the earlier to occur of the date which is 30 days after the appointment of such appraiser and the date which is 45 days after the Outside Negotiation Date, and such appraiser's determination of the Fair Market Value of the Subject Property shall be deemed to be the Fair Market Value of the Subject Property.

          (b) APPRAISAL BY THREE APPRAISERS. If the appraisal is to be conducted by a board of three appraisers, the appraisers shall proceed to appraise the Subject Property and notify the parties by written notice of the amount of their determinations of the Fair Market Value of the Subject Property, which notices shall be accompanied by copies of their appraisal reports and be given not later than 30 days after the appointment of the third appraiser. If the determinations of the Fair Market Value of the Subject Property of any two or all three of the appraisers shall be identical in amount, such amount shall be deemed to be the Fair Market Value of the Subject Property, but if such determinations of all three appraisers shall be different in amount, then the Fair Market Value of the Subject Property shall be determined as follows:

          (i) If neither the highest nor the lowest appraised value differs from the middle appraised value by more than 10% of the middle appraised value or if highest and lowest appraised values each differ from the middle appraised value by the same amount, then the Fair Market Value of the Subject Property shall be deemed to be the average of the three appraised values; and

          (ii) Otherwise, the Fair Market Value of the Subject Property shall be deemed to be the average of the middle appraised value and the appraised value closer in amount to the middle appraised value.

          D. CONCLUSIVE DETERMINATION. Fair Market Value of the Subject Property determined in accordance with the provisions of this Exhibit shall be binding and conclusive on the parties.

                                  TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                      ARTICLE I
                          FORMATION AND PURPOSE OF COMPANY
                          ---------------------------------

1.1  FORMATION OF COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.2  NAME. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.3  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.4  CHARACTER OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.5  NAMES AND ADDRESSES OF MEMBERS. . . . . . . . . . . . . . . . . . . . . . 3
1.6  REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE . . . . . . . . . . 3
1.7  CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.8  TITLE TO PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . . .11

                                      ARTICLE II
                             CERTAIN INCORPORATED MATTERS
                             ----------------------------

2.1  TAX AND ACCOUNTING. . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                     ARTICLE III
                         CAPITALIZATION AND LOANS BY MEMBERS
                         -----------------------------------

3.1  CONTRIBUTIONS BY MEMBERS. . . . . . . . . . . . . . . . . . . . . . . .  11
3.2  ADDITIONAL CONTRIBUTIONS. . . . . . . . . . . . . . . . . . . . . . . .  12
3.3  MEMBER LOANS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                      ARTICLE IV
                                    DISTRIBUTIONS
                                    -------------

4.1  DISTRIBUTIONS OF DISTRIBUTABLE OPERATING CASH . . . . . . . . . . . . .  13
4.2  DISTRIBUTIONS OF NET SALE PROCEEDS AND NET FINANCING PROCEEDS . . . . .  13
4.3  DISTRIBUTIONS OF NET SALE PROCEEDS AND NET FINANCING PROCEEDS IN
     CONNECTION WITH A NORTHSTAR PRE-DEVELOPMENT SALE ELECTION . . . . . . .  13
4.4  TIMING OF DISTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . .  15
4.5  DISTRIBUTIONS OF CAPITAL. . . . . . . . . . . . . . . . . . . . . . . .  15

                                      ARTICLE V
                         POWERS, RIGHTS AND DUTIES OF MEMBERS
                         ------------------------------------

5.1  AUTHORITY OF MEMBERS. . . . . . . . . . . . . . . . . . . . . . . . . .  15
5.2  PRE-DEVELOPMENT ELECTION PERIOD/UNILATERAL SALE RIGHTS. . . . . . . . .  21
5.3  BUY/SELL RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
5.4  CERTAIN OBLIGATIONS OF MANAGING MEMBER. . . . . . . . . . . . . . . . .  26
5.5  OTHER ACTIVITIES. . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
5.6  LIABILITY OF MEMBERS. . . . . . . . . . . . . . . . . . . . . . . . . .  32
5.7  INDEMNITY OF MEMBERS. . . . . . . . . . . . . . . . . . . . . . . . . .  33
5.8  INDEMNIFICATION BY MEMBERS. . . . . . . . . . . . . . . . . . . . . . .  33
5.9  ADDITIONAL MEMBERS. . . . . . . . . . . . . . . . . . . . . . . . . . .  33
5.10 COMPANY ACCOUNTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
5.11 COMPENSATION TO KOLL. . . . . . . . . . . . . . . . . . . . . . . . . .  34
5.12 COMPENSATION OF MEMBERS . . . . . . . . . . . . . . . . . . . . . . . .  35
5.13 UNILATERAL SALE RIGHTS IF NORTHSTAR MAKES A DEVELOPMENT ELECTION. . . .  35

                                      ARTICLE VI
                            TRANSFER OF COMPANY INTERESTS
                            -----------------------------

6.1  RESTRICTIONS ON TRANSFER. . . . . . . . . . . . . . . . . . . . . . . .  37
6.2  EFFECT OF ASSIGNMENT; DOCUMENTS . . . . . . . . . . . . . . . . . . . .  38

                                     ARTICLE VII
                                   CERTAIN REMEDIES
                                   ----------------

7.1  INTENTIONALLY DELETED . . . . . . . . . . . . . . . . . . . . . . . . .  38
7.3  EFFECT OF TERMINATION NOTICE. . . . . . . . . . . . . . . . . . . . . .  39
7.4  NO PARTITION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
7.5  LITIGATION WITHOUT TERMINATION. . . . . . . . . . . . . . . . . . . . .  43
7.6  ATTORNEYS' FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
7.7  CUMULATIVE REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . .  44
7.8  NO WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                     ARTICLE VIII
                              DISSOLUTION OF THE COMPANY
                              --------------------------

8.1  EVENTS GIVING RISE TO DISSOLUTION . . . . . . . . . . . . . . . . . . .  44
8.2  COMPANY PURCHASE OPTION . . . . . . . . . . . . . . . . . . . . . . . .  45
8.3  PROCEDURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                                      ARTICLE IX
                     PROJECT FINANCING; REPRESENTATIONS; CLOSINGS
                     --------------------------------------------

9.1  REVISIONS TO BUSINESS PLAN, OPERATING BUDGET, DEVELOPMENT BUDGET AND
     LEASING PLAN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
9.2  REPRESENTATIONS AND WARRANTIES OF KOLL. . . . . . . . . . . . . . . . .  48
9.3  REPRESENTATIONS AND WARRANTIES OF NORTHSTAR . . . . . . . . . . . . . .  49

                                      ARTICLE X
                                    MISCELLANEOUS
                                    -------------

10.1  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
10.2  ACKNOWLEDGMENT BY MEMBERS. . . . . . . . . . . . . . . . . . . . . . .  51
10.3  CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
10.4  TIME IS OF THE ESSENCE . . . . . . . . . . . . . . . . . . . . . . . .  52
10.5  ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
10.6  AMENDMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
10.7  GOVERNING LAW; VENUE . . . . . . . . . . . . . . . . . . . . . . . . .  52
10.8  SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . . . . . . .  53
10.9  CAPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
10.10 SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
10.11 COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
10.12 NO THIRD PARTY BENEFICIARIES . . . . . . . . . . . . . . . . . . . . .  53
10.13 CERTAIN TERMINOLOGY. . . . . . . . . . . . . . . . . . . . . . . . . .  53
10.14 BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
10.15 SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
10.16 NON-BUSINESS DAYS. . . . . . . . . . . . . . . . . . . . . . . . . . .  54
10.17 INCORPORATION OF EXHIBITS. . . . . . . . . . . . . . . . . . . . . . .  54
10.18 EFFECTIVENESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

EXHIBITS

A -  Legal Description of the Property
B -  Intentionally Omitted
C -  Intentionally Omitted
D -  Certain Tax and Accounting Matters
E -  Intentionally Omitted
F -  Determination of Fair Market Value